                                                                     EXHIBIT 2.1

                                                                       EXECUTION
                                                                            COPY







--------------------------------------------------------------------------------


                          AGREEMENT AND PLAN OF MERGER

                          DATED AS OF JANUARY 31, 1999

                                  BY AND AMONG

                          ALYDAAR SOFTWARE CORPORATION,

                            ALYDAAR ACQUISITION CORP.

                                       AND

                        DATA SYSTEMS NETWORK CORPORATION

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
                                TABLE OF CONTENTS

Article                                                                        Page

ARTICLE I  THE MERGER..........................................................  1
         1.1      The Merger...................................................  1
         1.2      Effective Time; Closing......................................  1
         1.3      Effect of the Merger.........................................  2
         1.4      Certificate of Incorporation; Bylaws.........................  2
         1.5      Directors and Officers.......................................  2
         1.6      Effect on Capital Stock......................................  2
         1.7      Stock Options................................................  5
         1.8      Surrender of Certificates....................................  5
         1.9      No Further Ownership Rights in DSNC Common Stock.............  7
         1.10     Lost, Stolen or Destroyed Certificates.......................  7
         1.11     Tax and Accounting Consequences..............................  7
         1.12     Taking of Necessary Action; Further Action...................  8

ARTICLE II  REPRESENTATIONS AND WARRANTIES OF DSNC.............................  8
         2.1      Organization of DSNC.........................................  8
         2.2      DSNC Capital Structure.......................................  8
         2.3      Obligations With Respect to Capital Stock....................  9
         2.4      Authority....................................................  9
         2.5      Intentionally reserved....................................... 11
         2.6      SEC Filings; DSNC Financial Statements....................... 11
         2.7      Absence of Certain Changes or Events......................... 12
         2.8      Taxes........................................................ 12
         2.9      Intellectual Property........................................ 13
         2.10     Compliance; Permits; Restrictions; Insurance................. 14
         2.11     Litigation................................................... 15
         2.12     Brokers' and Finders' Fees................................... 15
         2.13     Employee Benefit Plans....................................... 15
         2.14     Title to Properties; Absence of Liens and Encumbrances....... 16
         2.15     Environmental Matters........................................ 17
         2.16     Employees; Labor Matters..................................... 17
         2.17     Agreements, Contracts and Commitments........................ 18
         2.18     Purchase Commitments and Outstanding Bids.................... 19
         2.19     Customers, Distributors and Suppliers........................ 20
         2.20     DSNC Contracts............................................... 20
         2.21     Pooling of Interests......................................... 20
         2.22     Intentionally reserved....................................... 20
         2.23     DSNC Proxy Statement/Prospectus.............................. 20
         2.24     Board and Shareholder Approval............................... 21
         2.25     Fairness Opinion............................................. 21
         2.26     Products and Distribution.................................... 21
         2.27     Intentionally reserved....................................... 21
         2.28     Year 2000 Compliance......................................... 21
         2.29     Inventories.................................................. 22


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
         2.30     Interested Party Transactions................................ 22
         2.31     Disclosure................................................... 22

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF ALYDAAR AND
                                MERGER SUB..................................... 23
         3.1      Organization of Alydaar and Merger Sub....................... 23
         3.2      Alydaar and Merger Sub Capital Structure..................... 23
         3.3      Authority.................................................... 23
         3.4      SEC Filings; Alydaar Financial Statements.................... 25
         3.5      Absence of Certain Changes or Events......................... 26
         3.6      Pooling of Interests......................................... 26
         3.7      DSNC Proxy Statement/Prospectus.............................. 26
         3.8      Board Approval............................................... 26
         3.9      Merger Sub.  ................................................ 26
         3.10     Broker's Fees................................................ 26
         3.11     Disclosure................................................... 27

ARTICLE IV  CONDUCT PRIOR TO THE EFFECTIVE TIME................................ 27
         4.1      Conduct of Business.......................................... 27

ARTICLE V  ADDITIONAL AGREEMENTS............................................... 30
         5.1      DSNC Proxy Statement/Prospectus; Registration
                  Statement; Other Filings;
                                Board Recommendations.......................... 30
         5.2      Meeting of Shareholders...................................... 31
         5.3      Confidentiality.............................................. 31
         5.4      No Solicitation.............................................. 31
         5.5      Public Disclosure............................................ 34
         5.6      Legal Requirements........................................... 34
         5.7      Third Party Consents......................................... 34
         5.8      Notification of Certain Matters; Financial Statements........ 34
         5.9      Reasonable Best Efforts and Further Assurances............... 35
         5.10     Intentionally reserved....................................... 35
         5.11     Schedules.................................................... 35
         5.12     NMS Listing.................................................. 35
         5.13     DSNC Affiliate Agreement..................................... 35
         5.14     Tax-Free Merger.............................................. 36
         5.15     Pooling Covenant............................................. 36
         5.16     Employee Matters............................................. 36
         5.17     Director and Officer Liability............................... 36

ARTICLE VI  CONDITIONS OF THE MERGER........................................... 37
         6.1      Conditions to Obligations of Each Party to................... 37
                  Effect the Merger
         6.2      Additional Conditions to Obligations of DSNC................. 38
         6.3      Additional Conditions to the Obligations of.................. 39
                  Alydaar and Merger Sub

ARTICLE VII  TERMINATION, AMENDMENT AND WAIVER................................. 40
         7.1      Termination.................................................. 40
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
         7.2      Notice of Termination; Effect of Termination................. 42
         7.3      Fees and Expenses............................................ 43

ARTICLE VIII  GENERAL PROVISIONS............................................... 44
         8.1      Non-Survival of Representations and Warranties............... 44
         8.2      Notices...................................................... 44
         8.3      Interpretation; Knowledge.................................... 45
         8.4      Counterparts................................................. 45
         8.5      Entire Agreement; Third Party Beneficiaries.................. 45
         8.6      Severability................................................. 45
         8.7      Other Remedies; Specific Performance......................... 46
         8.8      Governing Law................................................ 46
         8.9      Rules of Construction........................................ 46
         8.10     Assignment................................................... 46
         8.11     Waiver of Jury Trial......................................... 46


                                INDEX OF EXHIBITS

Exhibit A         Form of DSNC Voting Agreement
Exhibit B         Form of Confidentiality Agreement
Exhibit C         Form of DSNC Affiliate Agreement
Exhibit D         Form of McGuire, Woods, Battle & Boothe LLP Legal Opinion
Exhibit E         Form of Legal Opinion from Counsel to DSNC



                               INDEX OF SCHEDULES

Schedule 2.1          Organization of DSNC
Schedule 2.2          Outstanding Options
Schedule 2.4          Required Consents
Schedule 2.7          Absence of Certain Changes or Events
Schedule 2.8          Taxes
Schedule 2.9(b)       Intellectual Property
Schedule 2.9(c)       Form of Confidentiality Agreement
Schedule 2.10(a)      Governmental Review
Schedule 2.10(c)      Insurance Policies
Schedule 2.11         Litigation
Schedule 2.13(c)      Employee Benefit Plans


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Schedule 2.14(a)  Property
Schedule 2.14(b)  Liens
Schedule 2.16     Employee Matters
Schedule 2.17     Agreements
Schedule 2.18     Merchandise Claims
Schedule 2.19     Customers and Distributors
Schedule 2.20     Material Contracts
Schedule 2.26     Software Products
Schedule 2.26(a)  Products
Schedule 2.28(a)  Contingency Plans
Schedule 2.29     Inventory
Schedule 3.1(a)   Qualification or License to Do Business
Schedule 3.3(a)   Required Consents
Schedule 4.1(r)   Waiver of Release Claims
Schedule 5.13     DSNC Affiliates

               [The exhibits and the schedules have been omitted]

                          AGREEMENT AND PLAN OF MERGER


         This AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of January 31, 1999, by and among Alydaar Software Corporation, a North Carolina corporation ("Alydaar"), Alydaar Acquisition Corp., a North Carolina corporation and a wholly owned subsidiary of Alydaar ("Merger Sub"), and Data Systems Network Corporation, a Michigan corporation ("DSNC").

                              STATEMENT OF PURPOSE

         A. Upon the terms and subject to the conditions of this Agreement and in accordance with the North Carolina General Corporation Law ("North Carolina Law") and the Michigan Business Corporation Act ("Michigan Law"), Alydaar, Merger Sub and DSNC intend to enter into a business combination transaction.

         B. Concurrently with the execution of this Agreement, and as a condition and inducement to Alydaar's willingness to enter into this Agreement, certain shareholders of DSNC are entering into a Voting Agreement (the "Voting Agreement") in substantially the form attached hereto as Exhibit A.

         C. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

         D. It is also intended by the parties hereto that the Merger (as defined below) shall qualify for accounting treatment as a pooling of interests.

         NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:


                                    ARTICLE I

                                   THE MERGER

         1.1 The Merger. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of North Carolina Law and Michigan Law, Merger Sub shall be merged with and into DSNC (the "Merger"), the separate corporate existence of Merger Sub shall cease and DSNC shall continue as the surviving corporation. DSNC as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

         1.2 Effective Time; Closing. Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger with the Secretary of State of the State of North Carolina in accordance with the relevant provisions of

North Carolina Law (the "Certificate of Merger") and the filing of a Certificate of Merger with the Michigan Department of Consumer and Industry Services - Corporation; Securities and Land Development Bureau (the "Michigan Department") in accordance with the relevant provisions of Michigan Law (the time of such filing (or such later time as may be agreed in writing by the parties and specified in the Certificate of Merger) being the "Effective Time") as soon as practicable on or after the Closing Date (as herein defined). The closing of the Merger (the "Closing") shall take place at the offices of McGuire, Woods, Battle & Boothe LLP, 100 North Tryon Street, Suite 2900, Charlotte, North Carolina 28202, at a time and date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article VI, or at such other time, date and location as the parties hereto agree in writing (the "Closing Date").

         1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of North Carolina Law and Michigan Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of DSNC and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of DSNC and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation. At the Effective Time, the separate existence of Merger Sub will cease and Merger Sub will be merged with and into DSNC.

         1.4      Certificate of Incorporation; Bylaws.

                  (a) At the Effective Time, the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation of the Surviving Corporation; provided, however, that at the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall be amended so that the name of the Surviving Corporation shall be Data Systems Network Corporation.

                  (b) The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be, at the Effective Time, the Bylaws of the Surviving Corporation until thereafter amended.

         1.5 Directors and Officers. The initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified. The initial officers of the Surviving Corporation shall be the officers of DSNC immediately prior to the Effective Time, until their respective successors are duly appointed.

         1.6 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, DSNC or the holders of any of the following securities:

                  (a) Conversion of DSNC Common Stock. Subject to Section 1.6(b), each share of Common Stock, $.01 par value per share, of DSNC (the "DSNC Common

         Stock") issued and outstanding immediately prior to the Effective Time, will be canceled and extinguished and automatically converted (subject to Sections 1.6(b), (e) and (f)) into the number of shares (the "Exchange Ratio") of Common Stock of Alydaar (the "Alydaar Common Stock") equal to the quotient obtained by dividing 1,611,047 by the total number of shares of DSNC Common Stock outstanding at Closing (taking into account shares issued pursuant to the exercise of stock options as included in the formula set forth below) (the "DSNC Outstanding Shares"), which shall be deemed to include, without limitation:

                  (A) the portion of each share of DSNC Common Stock, whether issued or issuable pursuant to the exercise of either stock options under the Option Plan or warrants to purchase DSNC Common Stock held as of the date hereof, which is equal to the product obtained by multiplying each such share by the quotient obtained by dividing:

                           (x) the result of subtracting the exercise price of such option or warrant from the quotient obtained by dividing (1) the actual number of shares of DSNC Common Stock issued and outstanding immediately prior to Closing into (2) the product obtained by multiplying the aggregate number of shares of Alydaar Common Stock into which the DSNC Outstanding Shares are to be converted pursuant to the terms and provisions hereof, by 10.8625 (such quotient being referred to as the "DSNC Stock Price"), by

                           (y) the DSNC Stock Price;

                           provided that if the amount obtained from the subtraction specified in the preceding clause (x) is not a positive number, no portion of such share shall be included in the DSNC Outstanding Shares; and

                  (B) any shares of DSNC Common Stock issued or issuable pursuant to the resolution or settlement of In Re: DSNC Systems Network Corporation Securities Litigation (including pursuant to any indemnity obligations of DSNC with respect thereto).

                  As an example of the calculation contained in the foregoing clause (A) relating to the portion of each share of DSNC Common Stock underlying stock options or warrants to be included in the number of DSNC Outstanding Shares, the following calculation would be performed with respect to such a stock option or warrant to purchase one share of DSNC Common Stock having an exercise price of $1.50, assuming a DSNC Stock Price of $3.50:

                                    1 x (3.50 - 1.50) = .57
                                              3.50

                  As a result, .57 of the share of DSNC Common Stock underlying such stock option or warrant would be included in the DSNC Outstanding Shares.


                  (b) Adjustment to Exchange Ratio. The Exchange Ratio shall be subject to adjustment as follows:

                           (i) if the average closing price per share of Alydaar
                  Common Stock on the Nasdaq National Market for the 10 trading day period ending on the trading day immediately preceding the Effective Time (the "Alydaar Stock Price") is less than $6.00 per share, Alydaar will issue a maximum aggregate number of shares of Alydaar Common Stock into which the DSNC Outstanding Shares are to be converted pursuant to the terms and provisions hereof (the "Maximum Aggregate Number") that is the quotient obtained by dividing 9,666,282 by the Alydaar Stock Price; and

                           (ii) if the Alydaar Stock Price is in excess of
                  $16.00 per share, Alydaar will issue a Maximum Aggregate Number of shares of Alydaar Common Stock that is the quotient obtained by dividing 25,776,752 by the Alydaar Stock Price.

                  (c) Cancellation of Alydaar-Owned Stock. Each share of DSNC Common Stock held by DSNC or owned by Merger Sub, Alydaar or any direct or indirect wholly owned subsidiary of DSNC or of Alydaar immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

                  (d) Capital Stock of Merger Sub. Each share of Common Stock, $.01 par value per share, of Merger Sub (the "Merger Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of Common Stock, $.01 par value per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. Each certificate evidencing ownership of shares of Merger Sub Common Stock shall evidence ownership of such shares of capital stock of the Surviving Corporation.

                  (e) Adjustments to Exchange Ratio. The Exchange Ratio shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or similar distribution of securities convertible into Alydaar Common Stock or DSNC Common Stock), reorganization, recapitalization, reclassification or other like change with respect to Alydaar Common Stock or DSNC Common Stock occurring or having a record date on or after the date hereof and prior to the Effective Time, which shall not include any issuance of securities in connection with sales of stock, acquisitions, financings, etc.

                  (f) Fractional Shares. No fraction of a share of Alydaar Common Stock will be issued by virtue of the Merger, but in lieu thereof each holder of shares of DSNC Common Stock who would otherwise be entitled to a fraction of a share of Alydaar

         Common Stock (after aggregating all fractional shares of Alydaar Common Stock that otherwise would be received by such holder) shall receive from Alydaar an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the average closing price of one share of Alydaar Common Stock for the five most recent days that Alydaar Common Stock has traded ending on the trading day immediately prior to the Effective Time, as reported on the Nasdaq National Market.

         1.7      Stock Options.

                  (a) Unexercised Options. At the Effective Time, each outstanding stock option under the Option Plan (an "Outstanding DSNC Option") shall be assumed by Alydaar. Each Outstanding DSNC Option shall thereafter be converted into an option, which option shall be deemed to be vested as of the Effective Time, to purchase the same number of shares of Alydaar Common Stock as such Outstanding DSNC Option would have been exchangeable for pursuant to Section 1.6 had such Outstanding DSNC Option been exercised prior to Closing. The exercise price for each such converted Outstanding DSNC Option shall be the quotient obtained by dividing the exercise price of such Outstanding DSNC Option by the Exchange Ratio.

                  (b) Exercised Options. Shares issued pursuant to options to purchase DSNC Common Stock under the Option Plan that are exercised prior to the date that is three business days prior to the Closing Date shall be converted into shares of Alydaar Common Stock in accordance with and subject to the provisions of Section 1.6. In connection with the exercise of options to purchase DSNC Common Stock under the Option Plan as contemplated hereby, such options shall be deemed to have vested not later than the fifth business day prior to the Closing Date.

         1.8      Surrender of Certificates.

                  (a) Exchange Agent. First Union National Bank shall act as the exchange agent (the "Exchange Agent") in the Merger.

                  (b) Alydaar to Provide Common Stock. Promptly after the Effective Time, Alydaar shall make available to the Exchange Agent for exchange in accordance with this Article I, the shares of Alydaar Common Stock issuable pursuant to Section 1.6 in exchange for outstanding shares of DSNC Common Stock, and cash in an amount sufficient for payment in lieu of fractional shares pursuant to Section 1.6(f) and any dividends or distributions to which holders of shares of DSNC Common Stock may be entitled pursuant to Section 1.8(d).

                  (c) Exchange Procedures. Promptly after the Effective Time, Alydaar shall cause the Exchange Agent to mail to each holder of record (as of the Effective Time) of a certificate or certificates (the "Certificates") that immediately prior to the Effective Time represented outstanding shares of DSNC Common Stock whose shares were converted into shares of Alydaar Common Stock pursuant to Section 1.6, cash in lieu of any fractional shares pursuant to Section 1.6(f) and any dividends or other distributions pursuant to Section 1.8(d), (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall contain such other provisions as Alydaar may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Alydaar Common Stock, cash in lieu of any fractional shares pursuant to Section 1.6(f) and any dividends or other distributions pursuant to Section 1.8(d). Upon surrender of Certificates for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Alydaar, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates shall be entitled to receive in exchange therefor certificates representing the number of whole shares of Alydaar Common Stock into which their shares of DSNC Common Stock were converted at the Effective Time, payment in lieu of fractional shares which such holders have the right to receive pursuant to Section 1.6(f) and any dividends or distributions payable pursuant to Section 1.8(d), and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, subject to Section 1.8(d) as to the payment of dividends, to evidence the ownership of the number of full shares of Alydaar Common Stock into which such shares of DSNC Common Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.6(f) and any dividends or distributions payable pursuant to Section 1.8(d).

                  (d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the date of this Agreement with respect to Alydaar Common Stock with a record date after the Effective Time will be paid to the holders of any unsurrendered Certificates with respect to the shares of Alydaar Common Stock represented thereby until the holders of record of such Certificates shall surrender such Certificates, and no cash payment in lieu of fractional shares shall be paid to such holder until the holder of record of such Certificates shall surrender such Certificates. Subject to applicable law, following surrender of any such Certificates, the Exchange Agent shall deliver to the record holders thereof, without interest, certificates representing whole shares of Alydaar Common Stock issued in exchange therefor along with payment in lieu of fractional shares pursuant to Section 1.6(f) hereof and the amount of any such dividends or other distributions with a record date after the Effective Time payable with respect to such whole shares of Alydaar Common Stock.

                  (e) Transfers of Ownership. If certificates representing shares of Alydaar Common Stock are to be issued in a name other than that in which the Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the persons requesting such exchange will have paid to Alydaar or any agent designated by it any transfer or other taxes required by reason of the issuance of certificates representing shares of Alydaar Common Stock in any name other than that of the registered holder of the Certificates surrendered, or established to the satisfaction of Alydaar or any agent designated by it that such tax has been paid or is not payable.

                  (f) No Liability. Notwithstanding anything to the contrary in this Section 1.8, none of the Exchange Agent, Alydaar, the Surviving Corporation or any party hereto shall be liable to a holder of shares of Alydaar Common Stock or DSNC Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

                  (g) Termination of Exchange Agent Provisions. On the demand of Alydaar, any Alydaar Common Stock issuable or cash payable in accordance with this Agreement that is made available to the Exchange Agent, if not distributed to the shareholders of DSNC for one year after the Effective Time, shall no longer be made available to the Exchange Agent, and any former shareholders of DSNC who have not theretofore complied with this Section 1.8 shall thereafter look only to Alydaar for payment of their claim for Alydaar Common Stock, any cash in lieu of fractional shares of Alydaar Common Stock and any dividends or distributions with respect to Alydaar Common Stock.

         1.9 No Further Ownership Rights in DSNC Common Stock. All shares of Alydaar Common Stock issued in accordance with the terms hereof (including any cash paid in respect thereof pursuant to Section 1.6(f) and 1.8(d)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of DSNC Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of DSNC Common Stock which were outstanding immediately prior to the Effective Time. If after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

         1.10 Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, certificates representing the shares of Alydaar Common Stock into which the shares of DSNC Common Stock represented by such Certificates were converted pursuant to Section 1.6, cash for fractional shares, if any, as may be required pursuant to Section 1.6(f) and any dividends or distributions payable pursuant to Section 1.8(d); provided, however, that Alydaar may, in its discretion and as a condition precedent to the issuance of such certificates representing shares of Alydaar Common Stock, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Alydaar, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

         1.11     Tax and Accounting Consequences.

                  (a) It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code. The parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations.

                  (b) It is intended by the parties hereto that the Merger shall qualify for accounting treatment as a pooling of interests.

         1.12 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of DSNC and Merger Sub, the officers and directors of DSNC and Merger Sub will take all such lawful and necessary action. Alydaar shall cause Merger Sub to perform all of its obligations relating to this Agreement and the transactions contemplated hereby.


                                   ARTICLE II

                     REPRESENTATIONS AND WARRANTIES OF DSNC

         DSNC represents and warrants to Alydaar and Merger Sub as follows:

         2.1      Organization of DSNC.

                  (a) DSNC (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (ii) has the corporate power and authority to own, lease and operate its assets and property and to carry on its business as now being conducted and as proposed to be conducted, and (iii) except as set forth on Schedule 2.1, is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary.

                  (b) Except as set forth on Schedule 2.1, DSNC has no direct or indirect subsidiaries (either wholly or partially owned by DSNC) and other than in the ordinary course of business, DSNC has not made any advances to or investments in, and does not own any securities of or other interests in, any person.

                  (c) DSNC has delivered or made available to Alydaar a true and correct copy of the Articles of Incorporation and Bylaws of DSNC and other governing instruments, each as amended to date, and each such instrument is in full force and effect. DSNC is not in violation of any of the provisions of its Articles of Incorporation or Bylaws or other governing instruments.

                  (d) When used in connection with an entity, the term "Material Adverse Effect" means, for purposes of this Agreement, any change, event or effect that is materially adverse to the business, assets (including intangible assets), liabilities, prospects, conditions (financial or otherwise), results of operations, properties, or ownership of proprietary software of DSNC (including without limitation with respect to any such change, event or effect relating to any SEC investigation or proceeding concerning DSNC and any failure by DSNC to hold annual shareholder meetings), or of Alydaar, as the case may be.

         2.2 DSNC Capital Structure. The authorized capital stock of DSNC consists of 10,000,000 shares of Common Stock, $.01 par value per share, of which there were 4,859,224 shares issued and outstanding as of December 31, 1998 and 1,000,000 shares of Preferred Stock, $.01 par value per share, of which no shares are issued or outstanding. All outstanding shares of DSNC Common Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights created by statute, the Articles of Incorporation or Bylaws of DSNC or any agreement or document to which DSNC is a party or by which it is bound. As of the date hereof, DSNC had reserved an aggregate of 600,000 shares of DSNC Common Stock, net of exercises, for issuance to employees, consultants and nonemployee directors pursuant to the 1994 Option Plan, as amended (the "Option Plan") under which options are outstanding for an aggregate of 375,823 shares. All shares of DSNC Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. Schedule 2.2 lists for each person who held options to acquire shares of DSNC Common Stock at December 31, 1998, the name of the holder of such option, the exercise price of such option, the number of shares as to which such option will have vested at such date, and the vesting schedule for such option. The maximum number of shares of DSNC Common Stock issued or to be issuable pursuant to the Option Plan at or prior to Closing shall not exceed 412,500 shares, which amount is within the number of shares reserved under the Option Plan.

         2.3 Obligations With Respect to Capital Stock. Except as set forth in
Section 2.2, there are no equity securities, partnership interests or similar ownership interests of any class of DSNC, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except as set forth in Section 2.2, there are no options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which DSNC is a party or by which it is bound obligating DSNC to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition, of any shares of capital stock, partnership interests or similar ownership interests of DSNC or obligating DSNC to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement. Except as set forth in Section 2.2 and the Voting Agreement, there are no registration rights and, to the knowledge of DSNC, as of the date of this Agreement, there are no voting trusts, proxies or other agreements or understandings with respect to any equity security of any class of DSNC.

         2.4      Authority.

                  (a) DSNC has all requisite corporate power and authority to enter into this Agreement and each other agreement entered into by it in connection with the transactions contemplated hereby (the "DSNC Ancillary Agreements") and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the DSNC Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of DSNC, subject only to the approval and adoption of this Agreement and the approval of the Merger by DSNC's shareholders and the filing and recordation of the Certificate of Merger pursuant to North Carolina Law and Michigan Law. A vote of the holders of at least a majority of the outstanding shares of the DSNC Common Stock is required for DSNC's shareholders to approve and adopt this Agreement and approve the Merger. Each of this Agreement and the DSNC Ancillary Agreements has been duly executed and delivered by DSNC and, assuming the due authorization, execution and delivery by Alydaar and, if applicable, Merger Sub, constitutes a legal, valid and binding obligation of DSNC, enforceable in accordance with its terms. The execution and delivery of this Agreement and the DSNC Ancillary Agreements by DSNC does not, and the performance of this Agreement and the DSNC Ancillary Agreements by DSNC and the consummation by DSNC of the transactions contemplated hereby and thereby will not, (i) conflict with or violate the Articles of Incorporation or Bylaws of DSNC, (ii) subject to obtaining the approval and adoption of this Agreement and the approval of the Merger by DSNC's shareholders as contemplated in
         Section 5.2 and compliance with the requirements set forth in Section 2.4(b) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to DSNC or by which its properties is bound or affected, or (iii) subject to obtaining such consents and approvals as are required pursuant to the Foothill Capital Corp. Loan Security Agreement, conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair DSNC's rights or alter the rights or obligations of any third party under, or give rise to any rights of in, or result in the creation of a lien or encumbrance on, any of such properties or result in termination, amendment, acceleration or cancellation of any obligation contained in, or result in the creation of a lien or encumbrance on, any of the properties or assets of DSNC pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which DSNC is a party or by which DSNC or any of its properties or assets are bound or affected, except with respect to clause (iii) for any such conflicts, violations, defaults, rights, liens, encumbrances or other occurrences that would not, individually or in the aggregate, have a Material Adverse Effect on DSNC; provided that certain of the DSNC Contracts (as defined herein) provide for termination upon a change of control of DSNC.
          Other than consents relating to such change of control provisions under such DSNC Contracts, Schedule 2.4 lists all consents, authorizations, filings, approvals, waivers and registrations required to be obtained in connection with the consummation of the transactions contemplated hereby.

                  (b) No consent, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other governmental authority or instrumentality, foreign or domestic ("Governmental Entity"), is required to be obtained by DSNC in connection with the execution and delivery of this Agreement, the DSNC Ancillary Agreements or the Certificate of Merger or the consummation of the transactions contemplated hereby or thereby, except for (i) the filing of the Certificate of Merger with the Michigan Department, (ii) the filing of the DSNC Proxy Statement (as defined in Section 2.23) with the Securities and Exchange Commission ("SEC") in accordance with the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws (including a Form S-4 registration statement to register the shares of Alydaar Common Stock issued in the Merger), and the securities or antitrust laws of any foreign country and (iv) such other consents, authorizations, filings, approvals, waivers and registrations set forth on Schedule 2.4, which are required for the parties to consummate the Merger.

         2.5      Intentionally reserved.

         2.6      SEC Filings; DSNC Financial Statements.

                  (a) Except as disclosed in the DSNC SEC Reports (as defined below), DSNC has filed all forms, reports and documents, together with all exhibits, required to be filed with the SEC relating to periods subsequent to January 1, 1994, and has made available to Alydaar all such forms, reports and documents in the form filed with the SEC. All such forms, reports and documents (including those that DSNC may file subsequent to the date hereof) are referred to herein as the "DSNC SEC Reports." Except as disclosed in the DSNC SEC Reports, the DSNC SEC Reports (i) as of their respective dates were prepared and filed in accordance in all material respects with the requirements of the Securities Act of 1993 (the "Securities Act") or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such DSNC SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) or, in the case of DSNC SEC Reports filed under the Securities Act, when such filing became effective, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

                  (b) Each of the financial statements (including, in each case, any related notes thereto) contained in DSNC SEC Reports (the "DSNC Financials"), including any DSNC SEC Reports filed after the date hereof until the Closing, (x) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (y) was prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (z) fairly presented the financial position of DSNC as at the respective dates thereof and the results of DSNC's operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments. The balance sheet of DSNC as of December 31, 1997 is hereinafter referred to as the "DSNC Balance Sheet." Except as disclosed in the DSNC Financials, since the date of the DSNC Balance Sheet through the date of this Agreement, DSNC has no liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the financial statements prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of DSNC, except (i) liabilities provided for in the DSNC Balance Sheet or (ii) net liabilities incurred since the date of the DSNC Balance Sheet in the ordinary course of business consistent with past practices,

                  (c) DSNC has heretofore furnished to Alydaar a complete and correct copy of any amendments or modifications, which have been generated and not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by DSNC with the SEC pursuant to the Securities Act or the Exchange Act.

         2.7 Absence of Certain Changes or Events. Since the date of the DSNC Balance Sheet, except as set forth on Schedule 2.7, there has not been: (i) any Material Adverse Effect on DSNC or any event that could reasonably be expected to have a Material Adverse Effect on DSNC; (ii) any change by DSNC in its accounting methods, principles or practices, except as required by concurrent changes in GAAP; (iii) any revaluation by DSNC of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off or assignment or pledge of notes or accounts receivable; (iv) any declaration, setting aside, payment of a dividend or other distribution with respect to the shares of DSNC, or any direct or indirect purchase or other acquisition or any redemption by DSNC of any of its shares of capital stock; (v) any increase in or modification of the compensation or benefits payable or to become payable by DSNC to any of its directors, officers or, other than in the ordinary course of business consistent with past practice, to employees; (vi) any acquisition or sale of an amount of property or assets of DSNC, other than in the ordinary course of business consistent with past practice; (vii) any alteration in the term of any outstanding security of DSNC; (viii) any (A) incurrence, assumption or guarantee by DSNC of any debt for borrowed money, (B) issuance or sale of any securities convertible into or exchangeable for debt securities of DSNC or (C) issuance or sale of options or other rights to acquire from DSNC, directly or indirectly, debt securities of DSNC or any securities convertible into or exchangeable for such debt securities; (ix) other than in the ordinary course of business, any creation or assumption by DSNC of any mortgage, pledge, security interest or lien or other encumbrance on any asset;
(x) any making of any loan, advance or capital contribution to or investment in any person other than (A) travel loans or advances made in the ordinary course of business of DSNC and (B) purchases on the open market of liquid, publicly traded securities; (xi) any entering into, amendment of, relinquishment, termination or non-renewal of, or any breach under, any contract, lease transaction, commitment or other right or obligation other than in the ordinary course of business which individually or in the aggregate would result in a Material Adverse Effect on DSNC; or (xii) any transfer or grant of a right under the DSNC IP Rights (as defined in Section 2.9 below). Except as set forth on
Schedule 2.7, DSNC has not taken any steps, and does not currently intend to take any steps, to seek protection pursuant to any bankruptcy law nor to DSNC's knowledge, does any of its creditors intend to initiate involuntary proceedings.

         2.8 Taxes. Except as set forth on Schedule 2.8, DSNC, and any consolidated, combined, unitary or aggregate group for Tax (as defined below) purposes of which DSNC is or has been a member, has timely filed all Returns (as defined below) required to be filed by it and all such Returns properly reflect the liabilities of DSNC for Taxes for periods, property or events covered thereby, has paid all Taxes shown thereon to be due and has provided adequate accruals in accordance with GAAP in its financial statements for any Taxes that have not been paid, whether or not shown as being due on any returns. In addition, except as set forth on Schedule 2.8 (i) no claim for unpaid Taxes has become a lien (other than statutory liens with respect to payments not yet delinquent) against the property of DSNC or is being asserted against DSNC, (ii) no audit of any Tax Return of DSNC is being conducted by a Tax authority as of the date of this Agreement, (iii) DSNC has not received any notice of assessment or proposed assessment in connection with any Tax Returns, and there are no pending tax examinations of or tax claims asserted against DSNC or any of its assets or properties or, to the best knowledge of DSNC, threatened against DSNC, (iv) no extension of the statute of limitations on the assessment of any Taxes has been granted by DSNC and is currently in effect as of the date of this Agreement and
(v) there is no agreement, contract or arrangement to which DSNC is a party that may result in the payment of any amount that would not be deductible pursuant to Sections 280G, 162 or 404 of the Code. As used herein, "Taxes" shall mean all taxes of any kind, including, without limitation, those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental authority, domestic or foreign. As used herein, "Return" shall mean any return, report or statement required to be filed with any governmental authority with respect to taxes.

         2.9      Intellectual Property.

                  (a) Except as individually or in aggregate would not have a Material Adverse Effect, DSNC owns, or has a valid license under, all patents, trademarks, trade names, service marks, copyrights, any applications for all of the foregoing, trade secrets and know-how that are required for the conduct of business of DSNC (including, without limitation, the development, production and marketing of DSNC's products) as currently conducted (the "DSNC IP Rights"), with sufficient rights for the conduct of DSNC's business as currently conducted.

                  (b) Schedule 2.9(b) sets forth a complete list of all patents and patent rights, trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, copyrights and copyright rights and any applications for all of the foregoing, included in DSNC IP Rights, and specifies, where applicable, the jurisdictions in which each such DSNC IP Right has been issued or registered or in which an application for such issuance and registration has been filed, including the respective registration or application numbers and the names of all registered owners. Schedule 2.9(b) sets forth the list of all material licenses, sublicenses and other agreements to which DSNC is a party and pursuant to which DSNC or any other person is licensed or otherwise has rights under any DSNC IP Right (excluding licenses granted by DSNC in the ordinary course of business that permit use of software products without a right to modify, distribute or sublicense the same and excluding standard licenses granted to DSNC by software vendors covering software which is broadly distributed by such licensors). The execution and delivery of this Agreement and the DSNC Ancillary Agreements by DSNC, and the consummation of the transactions contemplated hereby, will neither cause DSNC to be in violation or default under any such license, sublicense or other agreement, nor entitle any other party to any such license, sublicense or agreement to terminate or modify such license, sublicense or agreement.

                  (c) Neither the manufacture, marketing, license, sale or intended use of any product or technology currently licensed or sold or under development by DSNC violates any license or agreement between DSNC and any third party or, to the knowledge of DSNC, infringes any intellectual property right of any other party; and there is no pending or, to the knowledge of DSNC, threatened claim or litigation contesting the validity, ownership or right to use, sell, license or dispose of any DSNC IP Rights, nor has DSNC received any notice asserting that any DSNC IP Rights or the proposed use, sale, license or disposition thereof conflicts or will conflict with the rights of any other party. To DSNC's knowledge, there is no unauthorized use, infringement or misappropriation under any DSNC IP Rights by any third party, including any employee or former employee of DSNC. No DSNC IP Right or product of DSNC is subject to any outstanding decree, order, judgment, or stipulation restricting in any manner the licensing thereof by or to DSNC. It is DSNC's policy to have each employee of DSNC execute a proprietary information and confidentiality agreement substantially in the form of the agreement attached hereto as Exhibit B, and, except as set forth on Schedule 2.9(c), all of DSNC's employees, have executed such an agreement.

                  (d) DSNC has taken all necessary action to maintain the secrecy and confidentiality of, and its proprietary rights in, all DSNC IP Rights and the intellectual property rights of third parties entrusted to it.

         2.10     Compliance; Permits; Restrictions; Insurance.

                  (a) DSNC is not in conflict with, or in default or violation of any law, rule, regulation, ordinance, order, judgment or decree applicable to DSNC or by which DSNC or any of its properties is bound or affected. Except as set forth on Schedule 2.10(a), to the knowledge of DSNC, no investigation or review by any Governmental Entity is pending, threatened or contemplated against DSNC. Except as would not, individually or in the aggregate, have a Material Adverse Effect, there is no agreement, judgment, injunction, order or decree binding upon DSNC which has or, to the knowledge of DSNC, is reasonably likely to have, the effect of prohibiting or impairing any business practice of DSNC, any acquisition of property by DSNC or the conduct of business by DSNC as currently conducted.

                  (b) DSNC holds all permits, licenses, variances, exemptions, orders and approvals from governmental authorities which are necessary for the operation of the business of DSNC (collectively, the "DSNC Permits"). DSNC is in compliance in all material respects with the terms of the DSNC Permits.

                  (c) DSNC maintains and at all times since January 1, 1994 has maintained fire and casualty, directors and officers, errors and omissions, workers' compensation and general liability insurance with respect to its business. Set forth on Schedule 2.10(c) is a complete and correct list of all policies of insurance relating to the business of DSNC, or covering the assets of DSNC, indicating for each policy the risks insured against, coverage limits, premium rate, expiration date, all outstanding claims in excess of $200,000 individually thereunder and whether the terms of such policy provide for retrospective premium adjustments. All such policies are outstanding and in full force and effect. Copies of all such policies have been provided or made available to Alydaar or its counsel. The coverages provided by such policies are comparable to the coverages customarily maintained by companies in similar lines of businesses. All premiums to date with respect to such policies have been paid. Except as would not, individually or in the aggregate, have a Material Adverse Effect, there is no default with respect to any provision contained in any such policy, nor to the knowledge of DSNC has there been any failure to give any notice or present any claim known to DSNC under any such policy in a timely fashion or in the manner or detail required by the policy.

         2.11 Litigation. Except as disclosed in the DSNC SEC Reports or as set forth on Schedule 2.11, there is no action, suit, proceeding, claim, demand, arbitration or investigation pending, or as to which DSNC has received any notice of assertion nor, to DSNC's knowledge, is there a threatened action, suit, proceeding, claim, arbitration or investigation against DSNC. DSNC has no knowledge of any unasserted claim, the assertion of which is likely, and which, if asserted, will seek damages, an injunction or other legal, equitable, monetary or nonmonetary relief, which claim individually or collectively with other such unasserted claims if granted could have a Material Adverse Effect on DSNC. DSNC has delivered or made available to Alydaar or its counsel complete and correct copies of all correspondence prepared by its counsel for DSNC's auditors in connection with the last two completed audits of DSNC's financial statements and any such correspondence since the date of the last such audit.

         2.12 Brokers' and Finders' Fees. Except for fees payable to Jefferies and Company, Inc., whose fees will be paid by DSNC, pursuant to an engagement letter dated April 23, 1998, as amended, a copy of which has been provided to Alydaar, DSNC has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

         2.13     Employee Benefit Plans.

                  (a) With respect to each employee benefit plan, program, arrangement and contract (including, without limitation, any "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), maintained or contributed to by DSNC or any trade or business (a "DSNC Affiliate") which is under common control with DSNC within the meaning of Section 414 of the Code (the "DSNC Employee Plans"), DSNC has made available to Alydaar a true and complete copy of, to the extent applicable, (i) such DSNC Employee Plan, (ii) the most recent annual report (Form 5500),
         (iii) each trust agreement related to such DSNC Employee Plan, (iv) the most recent summary plan description for each DSNC Employee Plan for which such a description is required, (v) the most recent actuarial report relating to any DSNC Employee Plan subject to Title IV of ERISA and (vi) the most recent United States Internal Revenue Service ("IRS") determination letter issued with respect to any DSNC Employee Plan.

                  (b) Each DSNC Employee Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination from the IRS covering the provisions of the Tax Reform Act of 1986 stating that such DSNC Employee Plan is so qualified and to the knowledge of DSNC nothing has occurred since the date of such letter that could reasonably be expected to affect the qualified status of such plan.

         Each DSNC Employee Plan has been operated in accordance with its terms and the requirements of applicable law. Neither DSNC nor any DSNC Affiliate has incurred, and no facts exist which would be likely to cause, any liability under Title IV of ERISA in connection with any DSNC Employee Plan. All contributions due from DSNC or any DSNC Affiliate with respect to any DSNC Employee Plan have been made or accrued on DSNC's financial statements, and no further contributions will be due or will have accrued thereunder as of the Effective Date, except contributions that are consistent with the Employee Plans and past practices of DSNC. The group health plans, as defined in Section 4980B(g) of the Code, that benefit employees of DSNC and DSNC Affiliates are in compliance with the continuation coverage requirements of subsection 4980B of the Code. There are no outstanding violations of Section 4980B of the Code with respect to any DSNC Employee Plan, covered employees or qualified beneficiaries.

                  (c) Except as set forth on Schedule 2.13(c), neither the execution and delivery of this Agreement or the DSNC Ancillary Agreements nor the consummation of the transactions contemplated hereby or thereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director or employee of DSNC from DSNC, under any DSNC Employee Plan or otherwise, (ii) increase any benefits otherwise payable under any DSNC Employee Plan or otherwise or
         (iii) result in the acceleration of the time of payment or vesting of any such benefits.

                  (d) DSNC has made available to Alydaar a list of all employees of DSNC and their salaries as of the date of this Agreement.

         2.14     Title to Properties; Absence of Liens and Encumbrances.

                  (a) DSNC owns no real property. Schedule 2.14(a) lists each real or personal property lease (excluding software leases) to which DSNC is a party, including without limitation as lessor or lessee, and each amendment thereto. All such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default).

                  (b) DSNC has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any liens, pledges, charges, claims, security interests or other encumbrances of any sort, except as reflected in the DSNC Financials, the DSNC SEC Reports or in Schedule 2.14(b) and except for liens for taxes not yet delinquent or liens imposed by law and incurred in the ordinary course of business for obligations not yet due to carriers, warehousemen, laborers, materials men and the like and such imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby. DSNC is not in violation of any zoning, building or safety ordinance, regulation or requirement or other law or regulation applicable to the operation of owned or leased properties, nor has it received any notice of violation with which it has not complied, except where such violation individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on DSNC.

         2.15     Environmental Matters.

                  (a) Hazardous Material. No underground storage tanks and no amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, (a "Hazardous Material"), but excluding office and janitorial supplies, are present, as a result of the actions of DSNC or any affiliate of DSNC, or, to DSNC's knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that DSNC has at any time owned, operated, occupied or leased.

                  (b) Hazardous Materials Activities. DSNC has not transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date, nor has DSNC disposed of, transported, sold, used, released, exposed its employees or others to or manufactured any product containing a Hazardous Material (collectively "Hazardous Materials Activities") in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

                  (c) Permits. DSNC currently holds all environmental approvals, permits, licenses, clearances and consents which are necessary for the conduct of DSNC's Hazardous Material Activities and other businesses of DSNC as such activities and businesses are currently being conducted.

                  (d) Environmental Liabilities. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to DSNC's knowledge, threatened concerning any DSNC Environmental Permit, Hazardous Material or any Hazardous Materials Activity of DSNC. DSNC is not aware of any fact or circumstance which could involve DSNC in any environmental litigation or impose upon DSNC any environmental liability.

         2.16 Employees; Labor Matters. Except as disclosed on Schedule 2.16, between January 1, 1996 and the date of this Agreement, to DSNC's knowledge, no employee of DSNC has violated, in any material respect, any employment contract, patent disclosure agreement, confidentiality agreement or noncompetition agreement between such employee and any former employer of such employee due to such employee being employed by DSNC or disclosing to DSNC trade secrets or proprietary information of such employer. Except as set forth on Schedule 2.16, between January 1, 1998 and the date of this Agreement, no employee of DSNC has given notice to DSNC that such employee intends to terminate his or her employment with DSNC except for terminations of a nature and number that are consistent with DSNC's prior experience. To DSNC's knowledge, there are no activities or proceedings of any labor union to organize any employees of DSNC and there are no strikes, or slowdowns, work stoppages or lockouts, or threats thereof by or with respect to any employees of DSNC. DSNC is not, and has never been, a party to any collective bargaining agreement. Except for failures to be in compliance which would not individually or in aggregate have a Material Adverse Effect, DSNC is, and since January 1, 1996, DSNC has been in compliance with all applicable laws regarding employment practices, terms and conditions of employment, and wages and hours (including, without limitation, ERISA, WARN or any similar state or local law).

         2.17 Agreements, Contracts and Commitments. Except as set forth in
Schedule 2.17, as of the date hereof, DSNC is not a party to, is not bound by, and none of its properties are subject to:

                  (a) any employment or consulting agreement, contract or commitment with any officer, employee, consultant or member of DSNC's Board of Directors, other than those that are terminable by DSNC on no more than thirty days notice without liability or financial obligation, except to the extent general principles of wrongful termination law may limit DSNC's ability to terminate employees at will;

                  (b) any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, or pursuant to which any amounts may become payable (whether currently or in the future) to current or former employees, consultants, officers and directors of DSNC by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of or in connection with any of the transactions contemplated by this Agreement;

                  (c) any agreement of indemnification or guaranty not entered into in the ordinary course of business other than indemnification agreements between DSNC and any of its officers or directors;

                  (d) any agreement, contract or commitment containing any covenant limiting the freedom of DSNC to engage in any line of business or compete with any person or granting any exclusive distribution rights;

                  (e) any agreement, contract or commitment currently in force relating to the disposition or acquisition of assets not in the ordinary course of business or any ownership interest in any corporation, partnership, joint venture or other business enterprise;

                  (f) any joint marketing or development agreement currently in force;

                  (g) any agreement, contract or commitment currently in force to provide source code to any third party for any product or technology, except for (i) any agreement, contract or commitment pursuant to which source code is provided for maintenance of the source code or for development of modifications thereto only, and not for distribution of source or object code to third parties and (ii) any source code escrow agreement entered into in the ordinary course of business that contains provisions relating to the release of source code if DSNC ceases to do business or fails to provide appropriate maintenance;

                  (h) any agreement, contract or commitment currently in force to license any third party to manufacture or reproduce any DSNC product;

                  (i) any continuing contract for the future purchase, sale or manufacture of products, material, supplies, equipment or services requiring payment to or from DSNC in an amount in excess of $25,000 per annum which is not terminable on 30 days' or less notice without cost or other liability at or at any time after the Effective Time or in which DSNC has granted or received manufacturing rights, most favored nation pricing provisions relating to any product, group of products or territory;

                  (j) any contract providing for the development of software (other than contracts with consultants) for, or license of software to, DSNC, which software is used or incorporated in any DSNC Product (as defined in Section 2.26);

                  (k) any indenture, mortgage, promissory note, loan agreement, guarantee or other agreement or commitment for the borrowing of money, for a line of credit or for a leasing transaction of a type required to be capitalized in accordance with Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board; or

                  (l) any written agreement regarding intercompany loans, revenue or cost sharing, ownership or license of DSNC IP Rights, intercompany royalties or dividends or similar matters.

         Any agreement, contract or commitment described in clauses (a) through
(1) above shall be referred to as a "DSNC Contract." Neither DSNC, nor to DSNC's knowledge any other party to a DSNC Contract (as defined below), is in material breach, violation or default under, and DSNC has not since January 1, 1997 received notice that it has materially breached, violated or defaulted under, and there exists no event, condition or occurrence which, after notice or lapse of time, or both, would constitute such a material default by DSNC under, any of the DSNC Contracts.

         2.18 Purchase Commitments and Outstanding Bids. All accepted and unfulfilled orders for the sale of merchandise received by DSNC, and all DSNC Contracts or commitments for the purchase of supplies by it, were made in the ordinary course of business consistent with past practice. Except as set forth on Schedule 2.18, there are no claims in excess of $50,000 against DSNC to return merchandise by reason of alleged overshipments, defective merchandise or otherwise. To the knowledge of DSNC, there is no outstanding bid, proposal or unfilled order which relates to the business of DSNC which is or would, if accepted, reasonably be expected to result in a net loss to DSNC. Except as reflected on Schedule 2.18, DSNC has no prepayments or deposits from customers for products to be shipped, or services to be performed, by DSNC after the Closing Date.

         2.19 Customers, Distributors and Suppliers. Schedule 2.19 sets forth a complete and accurate list of the names and addresses and nature of the relationship between DSNC and (i) customers, distributors and other agents and representatives of the business of DSNC with annual sales greater than $100,000 during DSNC's last fiscal year, showing the approximate total sales in dollar amount by DSNC to each such customer during such fiscal year, and (ii) suppliers of DSNC with purchases by DSNC greater than $100,000 during DSNC's last fiscal year, showing the approximate total purchases in dollars by DSNC from each supplier during such fiscal year. Except as set forth on Schedule 2.19 (i) since December 31, 1997, there has been no material adverse change in the business relationship of DSNC with any customer, distributor or supplier named in
Schedule 2.19, and (ii) DSNC has not received any communication from any customer, distributor or supplier named in Schedule 2.19 which has a contract with DSNC or which represented 5% or more of DSNC's revenues for 1998 of any intention to terminate or materially reduce purchases from or supplies to DSNC. As a result of the transactions contemplated hereby, and to the knowledge of DSNC, no payment, penalty, other obligation or remuneration may be required by any such customer, distributor, agent or other representative. Except as set forth on Schedule 2.19, DSNC (A) has no obligation with respect to representations or warranties relating to the products and services it provides; and (B) provides no warranties with respect to work performed relating to year 2000 compliance and remediation.

         2.20 DSNC Contracts. Except as described on Schedule 2.20, DSNC has no material customer contracts relating to its business.

         2.21 Pooling of Interests. Neither DSNC nor any of its directors, officers, affiliates or shareholders has taken, agreed to take or to DSNC's knowledge, failed to take any action which would preclude Alydaar's ability to account for the Merger as a pooling of interests in accordance with Accounting Principles Board Opinion No. 16, the interpretive releases issued pursuant thereto and the pronouncements of the Commission (including Staff Accounting Bulletin 76) (collectively, "APB Opinion No. 16").

         2.22     Intentionally reserved.

         2.23 DSNC Proxy Statement/Prospectus. The information supplied by DSNC for inclusion in the Form S-4 registration statement filed by Alydaar relating to the issuance of Alydaar Common Stock in the Merger (together with all amendments thereto and any information incorporated therein by reference, the "Registration Statement") shall not at the time the Registration Statement is filed with the SEC, at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information supplied by DSNC for inclusion in the proxy statement/prospectus to be sent to the shareholders of DSNC in connection with the meeting of DSNC's shareholders to consider the approval and adoption of this Agreement and the approval of the Merger (the "DSNC Shareholders' Meeting") (such proxy statement/prospectus as amended or supplemented is referred to herein as the "DSNC Proxy Statement") shall not, on the date the DSNC Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to DSNC's shareholders, at the time of the DSNC Shareholders' Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the DSNC Shareholders' Meeting which has become false or misleading. The DSNC Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. If at any time prior to the Effective Time, any event relating to DSNC or any of its affiliates, officers or directors should be discovered by DSNC which should be set forth in an amendment to the Registration Statement or a supplement to the DSNC Proxy Statement, DSNC shall promptly inform Alydaar and shall assist Alydaar in appropriately amending or supplementing the Registration Statement. Notwithstanding the foregoing, DSNC makes no representation or warranty with respect to any information supplied by Alydaar or Merger Sub which is contained in any of the foregoing documents.

         2.24 Board and Shareholder Approval. The Board of Directors of DSNC has, as of the date of this Agreement, unanimously (i) approved this Agreement and the Merger, (ii) determined that the Merger is fair to, and in the best interests of, DSNC and its shareholders and (iii) determined to recommend that the shareholders of DSNC approve and adopt this Agreement and approve the Merger. The affirmative vote of the holders of a majority of the outstanding shares of DSNC Common Stock is the only vote of the holders of any class or series of capital stock of DSNC necessary to approve the Merger.

         2.25 Fairness Opinion. DSNC has received a written opinion from Jefferies & Company, Inc., dated as of the date hereof, to the effect that as of the date hereof, the Exchange Ratio is fair to DSNC's shareholders from a financial point of view and has delivered to Alydaar a copy of such opinion.

         2.26 Products and Distribution. Schedule 2.26 contain a complete list of the proprietary software products distributed or installed by DSNC (the "DSNC Published Products"). Schedule 2.26(a) sets forth, for each DSNC Product, the following (to the extent not already listed on another Schedule to this Agreement): (i) a list of all contracts and agreements (including without limitation all development, trademark license, technology license, distribution or other agreements) relating to the DSNC Products; (ii) the identity of the significant independent contractors and a list of the agreements with such independent contractors; (iii) the advances paid or payable, and the royalties payable, to any third parties with respect to such DSNC Product; and (iv) a list of the third parties with significant distribution rights to such DSNC Product.

         2.27     Intentionally reserved.

         2.28 Year 2000 Compliance. DSNC has performed a systems inventory and assessment of potential year 2000 remediation and testing costs for all hardware, software, and embedded microprocessors in non-computer equipment used in connection with DSNC's business to ensure, other than such as would not have a Material Adverse Effect, that such items shall be century compliant for the year 2000 and beyond. In order to be century compliant, DSNC agrees that such items must be capable of accounting for all calculations using a century and date sensitive algorithm for the year 2000 and beyond. DSNC agrees that Alydaar may request one or more test scripts from DSNC to validate that such items are century compliant and to determine the latest future date such items are able to process. Set forth on Schedule 2.28(a) are DSNC's contingency plans for year 2000 compliance and remediation of current equipment. DSNC expects to incur no material liability in connection with the year 2000 issue, provided that additional expenditures will need to be made with respect to Year 2000 remediation as described in DSNC's quarterly report on Form 10Q for the period ended September 30, 1998.

         2.29 Inventories. Any and all inventory relating to the business of DSNC (the "Inventory") is properly valued at the lower of cost (first-in, first-out) or market in accordance with generally accepted accounting principles consistently applied, and except for items sold in the ordinary course of business, consists of and will, at the Effective Time, consist of items of a quality and quantity currently usable and saleable in the ordinary course of business without markdown or discount. With respect to Inventory in the hands of suppliers for which DSNC is committed as of the date hereof or as of the Effective Time, such Inventory is described in Schedule 2.29 and is reasonably expected to be usable in the ordinary course of business as the business of DSNC is presently being conducted. All items included in the Inventory are the property of DSNC, except for those items sold in the ordinary course of the business of DSNC; for each of these sales either the purchaser has made full payment therefore or the purchaser's liability to make payment is reflected in the books of DSNC. Except as set forth on Schedule 2.29, no items included in the Inventory have been pledged as collateral or are held by DSNC on consignment from others. The Inventory is free of defects to the knowledge of DSNC and, to the extent that it consists of finished or semi-finished goods, complies with any specifications submitted by the purchasers thereof.

         2.30 Interested Party Transactions. Except as disclosed in the DSNC SEC Reports filed prior to the date of this Agreement, since the date of DSNC's last proxy statement to its shareholders, no event has occurred that would be required to be reported by DSNC as a Certain Relationship or Related Transaction, pursuant to Item 404 of Regulation S-K promulgated by the SEC.

         2.31 Disclosure. No representation or warranty by DSNC contained in this Agreement (including the Schedules referred to herein), or in any certificate furnished or to be furnished by DSNC to Alydaar in connection with the transactions contemplated hereby contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to make the statements herein or therein not misleading.

                                   ARTICLE III

            REPRESENTATIONS AND WARRANTIES OF ALYDAAR AND MERGER SUB

         Alydaar and Merger Sub represent and warrant to DSNC as follows:

         3.1      Organization of Alydaar and Merger Sub.

                  (a) Each of Alydaar and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized; has the corporate power and authority to own, lease and operate its assets and property and to carry on its business as now being conducted; and, except as set forth on Schedule 3.1(a), is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified would not have a Material Adverse Effect on Alydaar.

                  (b) Alydaar has delivered or made available to DSNC a true and correct copy of the charter and bylaws of Alydaar and Merger Sub, each as amended to date, and each such instrument is in full force and effect. Neither Alydaar nor Merger Sub is in violation of any of the provisions of its respective articles of incorporation or bylaws.

         3.2 Alydaar and Merger Sub Capital Structure. The authorized capital stock of Alydaar consists of 50 million shares of Common Stock, par value $.001 per share, of which there were 17,516,230 shares issued and outstanding as of the date hereof. The authorized capital stock of Merger Sub consists of 1,000 shares of Common Stock, par value $0.01 per share, all of which, as of the date hereof, are issued and outstanding and are held by Alydaar. Merger Sub was formed in January, 1999 for the purpose of consummating the Merger and has no material assets or liabilities except as necessary for such purpose. All outstanding shares of Alydaar Common Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights created by statute, the Articles of Incorporation or Bylaws of Alydaar or any agreement or document to which Alydaar is a party or by which it is bound. Alydaar has reserved a sufficient number of shares of Common Stock for the issuance of shares to the shareholders of DSNC in the Merger. The shares of Alydaar Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and at the Effective Time will be fully paid, nonassessable and free of pre-emptive rights.

         3.3      Authority.

                  (a) Each of Alydaar and Merger Sub (as applicable) has all requisite corporate power and authority to enter into this Agreement and each other agreement entered into by it in connection with the transactions contemplated hereby (the "Alydaar Ancillary Agreements") and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Alydaar Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Alydaar and, in the case of this Agreement, Merger Sub, subject only to the filing and recordation of the Certificate of Merger pursuant to North Carolina Law. Each of this Agreement and the Alydaar Ancillary Agreements has been duly executed and delivered by each of Alydaar and Merger Sub (as applicable) and, assuming the due authorization, execution and delivery by DSNC, constitutes the legal, valid and binding obligation of Alydaar and Merger Sub enforceable in accordance with its terms. The execution and delivery of this Agreement and the Alydaar Ancillary Agreements by each of Alydaar and Merger Sub (as applicable) does not, and the performance of this Agreement and the Alydaar Ancillary Agreements by each of Alydaar and Merger Sub (as applicable) and consummation by Alydaar and Merger Sub of the transactions contemplated hereby and thereby will not (i) conflict with or violate the Articles of Incorporation or Bylaws of Alydaar or the Certificate of Incorporation or Bylaws of Merger Sub or the equivalent organizational documents of any of Alydaar's other subsidiaries, (ii) subject to compliance with the requirements set forth in Section 3.3(b) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Alydaar or any of its subsidiaries (including Merger Sub) or by which its or any of their respective properties is bound or affected, or (iii) conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Alydaar's rights or alter the rights or obligations of any third party under, or give rise to any rights of termination, amendment, acceleration or cancellation of any obligation contained in, or result in the creation of a lien or encumbrance on any of the properties or assets of Alydaar or any of its subsidiaries (including Merger Sub) pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Alydaar or any of its subsidiaries (including Merger Sub) is a party or by which Alydaar or any of its subsidiaries or its or any of their respective properties or assets is bound or affected, except with respect to clause (iii) for any such conflicts, violations, defaults, rights, liens, encumbrances or other occurrences that would not, individually or in the aggregate, have a Material Adverse Effect on Alydaar. Schedule 3.3(a) lists all consents, waivers and approvals under any of Alydaar's or any of its subsidiaries' agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby.

                  (b) No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required to be obtained by Alydaar or Merger Sub in connection with the execution and delivery of this Agreement, the Alydaar Ancillary Agreements or the consummation of the Merger, except for (i) the filing of the Registration Statement relating to the issuance of Alydaar Common Stock in the Merger with the SEC in accordance with the Securities Act, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of North Carolina, (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and the securities or antitrust laws of any foreign country, and (iv) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not have a Material Adverse Effect on Alydaar or a material adverse effect on the ability of the parties to consummate the Merger.

         3.4      SEC Filings; Alydaar Financial Statements.

                  (a) Alydaar has filed all forms, reports and documents, together with all exhibits, required to be filed with the SEC since December 31, 1997, and has made available to DSNC all forms, reports and documents in the form filed with the SEC. All such forms, reports and documents (including those that Alydaar may file subsequent to the date hereof) are referred to herein as the "Alydaar SEC Reports." The Alydaar SEC Reports (i) as of their respective dates were prepared and filed in accordance in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Alydaar SEC Reports and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) or, in the case of Alydaar SEC Reports filed under the Securities Act, when such filing became effective, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

                  (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in Alydaar SEC Reports (the "Alydaar Financials"), including any Alydaar SEC Reports filed after the date hereof until the Closing, (x) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (y) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (z) fairly presented the consolidated financial position of Alydaar and its subsidiaries as at the respective dates thereof and the consolidated results of Alydaar's operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments. The balance sheet of Alydaar contained in Alydaar SEC Reports as of September 30, 1998 is hereinafter referred to as the "Alydaar Balance Sheet." Except as disclosed in the Alydaar Financials, since the date of the Alydaar Balance Sheet through the date of this Agreement neither Alydaar nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of Alydaar and its subsidiaries taken as a whole, except liabilities (i) provided for in the Alydaar Balance Sheet, or (ii) incurred since the date of the Alydaar Balance Sheet in the ordinary course of business consistent with past practices that would not have a Material Adverse Effect on Alydaar.

                  (c) Alydaar has heretofore furnished to DSNC a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by Alydaar with the SEC pursuant to the Securities Act or the Exchange Act.

         3.5 Absence of Certain Changes or Events. Since the date of the Alydaar Balance Sheet through the date of this Agreement, there has not been any Material Adverse Effect on Alydaar or any event that would reasonably be likely to have a Material Adverse Effect on Alydaar.

         3.6 Pooling of Interests. Neither Alydaar nor any of its directors, officers, affiliates or shareholders has taken, agreed to take or to Alydaar's knowledge, failed to take any action which would preclude Alydaar's ability to account for the Merger as a pooling of interests in accordance with the APB Opinion No. 16.

         3.7 DSNC Proxy Statement/Prospectus. The information supplied by Alydaar for inclusion in the Registration Statement filed by Alydaar shall not at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information supplied by Alydaar for inclusion in the DSNC Proxy Statement shall not, on the date the DSNC Proxy Statement (or any amendment or supplement thereto) is first mailed to DSNC's shareholders, at the time of the DSNC Shareholders' Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the DSNC Shareholders' Meeting which has become false or misleading. The DSNC Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. If at any time prior to the Effective Time, any event relating to Alydaar or any of its affiliates, officers or directors should be discovered by Alydaar which should be set forth in an amendment to the Registration Statement or a supplement to the DSNC Proxy Statement, Alydaar shall promptly inform DSNC. Notwithstanding the foregoing, Alydaar makes no representation or warranty with respect to any information supplied by DSNC which is contained in any of the foregoing documents.

         3.8 Board Approval. The Board of Directors of Alydaar has (i) determined that the Merger is fair to, and in the best interests of, Alydaar and its shareholders and (ii) approved the Merger.

         3.9 Merger Sub. As of the date hereof and the Effective Time of the Merger, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement, Merger Sub has not and will not have incurred, directly or indirectly, through any affiliate, any material obligations or liabilities or engaged in any material business activities of any type or kind whatsoever or entered into any material agreement or arrangements with any person.

         3.10 Broker's Fees. Except for First Albany Corporation, neither Alydaar nor, to the knowledge of Alydaar, any of its directors, officers or employees has employed any person or entity as a broker, finder or agent or incurred any liability for any broker's fees, finder's fees or other commission in connection with the Merger or the related transactions contemplated by this Agreement.

         3.11 Disclosure. No representation or warranty by Alydaar contained in this Agreement (including the Schedules referred to herein), or in any certificate furnished or to be furnished by Alydaar to DSNC in connection with the transactions contemplated hereby contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to make the statements herein or therein not misleading.

                                   ARTICLE IV

                       CONDUCT PRIOR TO THE EFFECTIVE TIME

         4.1 Conduct of Business. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, DSNC shall, except as permitted by the terms of this Agreement, carry on and use reasonable best efforts to preserve its business, in all material respects, in the usual, regular and ordinary course, and in compliance with all applicable laws and regulations, pay its debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform other obligations when due, and use its reasonable best efforts consistent with past practices and policies to (i) preserve intact its present business organization, (ii) keep available the services of its present officers and employees and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has business dealings.

         In addition, except as permitted by the terms of this Agreement, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Effective Time, DSNC shall not do any of the following:

                  (a) waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant or director stock plans or authorize cash payments in exchange for any options granted under any of such plans;

                  (b) grant any severance or termination pay to any officer or employee except payments in amounts consistent with policies and past practices or pursuant to written agreements outstanding, or policies existing, on the date hereof and as previously disclosed in writing or made available to Alydaar, or adopt any new severance plan;

                  (c) transfer or license to any person or entity or otherwise extend the term of any agreement with respect to, amend or modify any rights (including without limitation distribution rights) to the DSNC IP Rights or enter into assignments of future patent rights, other than licenses and distribution rights in the ordinary course of business;

                  (d) declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

                  (e) repurchase or otherwise acquire, directly or indirectly, any shares of capital stock of DSNC;

                  (f) except for any shares of DSNC Common Stock issued pursuant to the resolution or settlement of In Re: DSNC Systems Network Corporation Securities Litigation (including pursuant to any indemnity obligations of DSNC with respect thereto), issue, deliver, sell, authorize or propose the issuance, delivery or sale of, any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, or accelerate the vesting of any outstanding option or other security, other than the issuance, delivery and/or sale of (i) shares of DSNC Common Stock pursuant to the exercise of outstanding stock options or warrants, (ii) shares of DSNC Common Stock issuable to participants in the DSNC ESPP consistent with the terms thereof and
         (iii) options to purchase DSNC Common Stock granted at fair market value, consistent with past practice and in accordance with the Option Plan;

                  (g) cause, permit or propose any amendments to any charter document or bylaw;

                  (h) acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a material portion of the assets of, or by any other manner, any business or any corporation, partnership interest, association or other business organization or division thereof or joint venture or strategic partnerships, or, except for transactions in the ordinary course of business consistent with past practice (i) otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of DSNC or (ii) enter into any alliances;

                  (i) sell, lease, encumber or otherwise dispose of any properties or assets which are material, individually or in the aggregate, to the business of DSNC, except in the ordinary course of business consistent with past practice;

                  (j) incur any indebtedness for borrowed money except pursuant to existing funded debt agreements disclosed on Schedule 2.17, or guarantee any indebtedness of any person for borrowed money;

                  (k)      intentionally reserved;

                  (l) make any payments outside of the ordinary course of business in excess of $25,000 individually or $100,000 in aggregate for purposes of settling any dispute other than payments not in excess of amounts reserved or accrued on the audited DSNC Financials for the period ended 12-31-97;

                  (m) take any action, or permit any of its affiliates to take any action, that would be reasonably likely to interfere with Alydaar's ability to account for the Merger as a pooling of interests whether or not otherwise permitted by the provisions of this Section 4.1;

                  (n) pay (or make any oral or written commitments or representations to pay) any bonus, increased salary or wage rate or special remuneration to any director, officer, employee or consultant (except (i) for normal salary increases consistent with past practices not to exceed 10% per year, (ii) pursuant to existing arrangements previously disclosed to Alydaar and (iii) for reasonable bonuses to encourage retention of employees after the announcement of a Superior Proposal (as defined below)) or enter into (except as specifically set forth herein) or vary the terms of any employment, consulting or severance agreement with any such person, adopt or amend any employee benefit plan or employee stock purchase or employee stock option plan, pay any severance or termination pay (other than payments made in accordance with plans or agreements existing on the date hereof), grant any stock option (except for normal grants to newly hired employees or newly promoted employees consistent with past practices) or issue any restricted stock, or enter into or modify any agreement or plan or increase benefits of the type described in Section 2.13;

                  (o) change its accounting methods, principles or practices, except as required by concurrent changes in GAAP;

                  (p) amend or terminate any contract, agreement or license to which it is a party except those amended or terminated in the ordinary course of its business, consistent with past practice;

                  (q) lend any amount to any person or entity, other than advances for travel and expenses which are incurred in the ordinary course of business;

                  (r) except as set forth on Schedule 4.1(r) and in amounts not to exceed those set forth on such Schedule, waive or release any right or claim except for the waiver or release of non-material claims in the ordinary course of business, consistent with past practice;

                  (s) split or combine the outstanding shares of its capital stock of any class or enter into any recapitalization or agreement affecting the number or rights of outstanding shares of its capital stock of any class or affecting any other of its securities;

                  (t) agree to any audit assessment by any Tax authority in excess of $100,000;

                  (u)      change any insurance coverage;

                  (v) enter into any contract or agreement material to the business, results or operations or financial condition of DSNC other than in the ordinary course of business, consistent with past practices;

                  (w) (i) take or agree or commit to take any action that would make any representation and warranty of DSNC hereunder inaccurate at, or as of any time prior to, the Effective Time, or (ii) omit or agree or commit to omit to take any action necessary to prevent any such representation or warranty from being inaccurate at any such time; or

                  (x) agree in writing or otherwise to take any of the actions described in Section 4.1 (a) through (w) above.

                                    ARTICLE V

                              ADDITIONAL AGREEMENTS

         5.1 DSNC Proxy Statement/Prospectus; Registration Statement; Other Filings; Board Recommendations.

                  (a) As promptly as practicable after the execution of this Agreement, DSNC and Alydaar will prepare, and file with the SEC, the DSNC Proxy Statement, and Alydaar will prepare and file with the SEC the Registration Statement in which the DSNC Proxy Statement will be included as a prospectus. Each of DSNC and Alydaar will respond to any comments of the SEC, will use its respective reasonable best efforts to have the Registration Statement declared effective under the Securities Act and the DSNC Proxy Statement to be cleared by the SEC as promptly as practicable after such filing and, to the extent that presenting this Agreement and the Merger to DSNC's shareholders for their approval and adoption would not violate applicable law, DSNC will cause the DSNC Proxy Statement to be mailed to the DSNC shareholders at the earliest practicable time after the Registration Statement is declared effective by the SEC. As promptly as practicable after the date of this Agreement, each of DSNC and Alydaar will prepare and file any other filings required to be filed by it under the Exchange Act, the Securities Act or any other Federal, foreign or Blue Sky or related laws relating to the Merger and the transactions contemplated by this Agreement (the "Other Filings"). Each of DSNC and Alydaar will notify the other promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Registration Statement, the DSNC Proxy Statement or any Other Filing or for additional information and will supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the DSNC Proxy Statement, the Merger or any Other Filing. Each of DSNC and Alydaar will cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 5.1(a) to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever DSNC or Alydaar obtains knowledge of the occurrence of any event which is required to be set forth in an amendment or supplement to the DSNC Proxy Statement, the Registration Statement or any Other Filing, DSNC or Alydaar, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to shareholders of DSNC, such amendment or supplement.

                  (b) Subject to the provisions of Section 5.4(b), the DSNC Proxy Statement will include the recommendation of the Board of Directors of DSNC in favor of adoption and approval of this Agreement and approval of the Merger (except that notwithstanding anything to the contrary contained in this Agreement, the Board of Directors of DSNC may withdraw, modify or refrain from making such recommendation to the extent that the Board determines, in good faith, after consultation with outside legal counsel, that compliance with the Board's fiduciary duties would require it to do so).

         5.2 Meeting of Shareholders. Promptly after the date hereof, DSNC will take all action necessary in accordance with Michigan Law and its Articles of Incorporation and Bylaws to convene the DSNC Shareholders' Meeting to be held as promptly as practicable, and in any event (to the extent permissible under applicable law) within 45 days after the declaration of effectiveness of the Registration Statement, for the purpose of voting upon this Agreement. For so long as the Board of Directors of DSNC continues to make the recommendation set forth in Section 5.1, DSNC will use its best efforts to solicit from its shareholders proxies in favor of the adoption and approval of this Agreement and the approval of the Merger and will take all other action necessary or advisable to secure the vote or consent of its shareholders required by the rules of the National Association of Securities Dealers, Inc. or Michigan Law to obtain such approvals.

         5.3      Confidentiality.

                  (a) The parties acknowledge that Alydaar and DSNC have previously executed a letter agreement regarding confidentiality, dated November 30, 1998 (the "Confidentiality Agreement"), which Confidentiality Agreement will continue in full force and effect in accordance with its terms.

                  (b) Access to Information. Upon reasonable notice, each of DSNC and Alydaar will afford to the other and its accountants, counsel and other representatives reasonable access during normal business hours to its properties, books, records and personnel during the period prior to the Effective Time to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of such party, as the other may reasonably request. No information or knowledge obtained in any investigation pursuant to this Section 5.3 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

         5.4      No Solicitation.

                  (a) Subject to Section 5.4(b), from and after the date of this Agreement until the earlier of the Effective Time or termination of this Agreement pursuant to its terms, DSNC shall not, and will instruct its directors, officers, employees, representatives, investment bankers, agents and affiliates (including any subsidiaries) not to, directly or indirectly, (i) initiate, solicit, encourage, negotiate or accept the making, submission or announcement of, any Acquisition Proposal (as defined below) by any person, entity or group (other than Alydaar and its affiliates, agents and representatives), or (ii) participate in any discussions or negotiations with, or disclose any non-public information concerning DSNC to, or afford any access to the properties, books or records of DSNC to, or otherwise assist or facilitate, or enter into any agreement or understanding with, any person, entity or group (other than Alydaar and its affiliates, agents and representatives), in connection with any Acquisition Proposal with respect to DSNC. Without limiting the generality of the foregoing, DSNC acknowledges and agrees that any violation of any of the restrictions set forth in the preceding sentence by any director or officer of DSNC, or by any employee, representative, investment banker, agent or affiliate of DSNC having direct or indirect authority from DSNC or any director or officer of DSNC, shall be deemed to constitute a breach of this Section 5.4 by DSNC. For the purposes of this Agreement, an "Acquisition Proposal" with respect to an entity means any proposal, inquiry or offer relating to or which the entity has reason to believe relates to (i) any merger, consolidation, combination, sale, dividend or other disposition of substantial assets or properties or similar transactions or series of transactions involving the entity or any subsidiaries of the entity,
         (ii) sale, dividend, split, or other disposition of 10% or more of shares of capital stock or other equity interests of the entity (including without limitation by way of a tender offer or an exchange offer), (iii) the acquisition by any person of beneficial ownership or a right to acquire beneficial ownership of, or the formation of any "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) which beneficially owns, or has the right to acquire beneficial ownership of, 10% or more of the then outstanding shares of capital stock of the entity; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing. As of the date hereof, DSNC will immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any parties with respect to any Acquisition Proposal. DSNC will (i) notify Alydaar as promptly as practicable if it receives any proposal or inquiry or request for DSNC in connection with an Acquisition Proposal or potential Acquisition Proposal and (ii) as promptly as practicable deliver to Alydaar a copy of such proposal, inquiry or request if it is in written form terms and conditions of any such Acquisition Proposal, as well as the identity of the third party submitting such Acquisition Proposal. In addition, subject to the other provisions of this Section 5.4(a), from and after the date of this Agreement until the earlier of the Effective Time or termination of this Agreement pursuant to its terms, DSNC will not, and will instruct its directors, officers, employees, representatives, investment bankers, agents and affiliates (including any subsidiaries) not to, directly or indirectly, make or authorize any public statement, recommendation or solicitation in support of any Acquisition Proposal made by any person, entity or group (other than Alydaar); provided, however, that nothing herein shall prohibit DSNC's Board of Directors from taking and disclosing to DSNC's shareholders a position with respect to a tender offer pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act.

                  (b) Notwithstanding anything contrary contained in Section 5.4(a) or elsewhere in this Agreement, prior to the Effective Time, DSNC may, to the extent the Board of Directors of DSNC determines, in good faith, after consultation with outside legal counsel, that the Board's fiduciary duties to shareholders under applicable law require it to do so, participate in discussions or negotiations with, and, subject to the requirements of paragraph (c) below, furnish non-public information, and afford access to the properties, books or records of DSNC to any person, entity or group after such person, entity or group has delivered to DSNC in writing, an unsolicited bona fide Acquisition Proposal (which has not been withdrawn) which the Board of Directors of DSNC in its good faith reasonable judgment determines, after consultation with its independent financial advisors, would reasonably likely to result in a transaction financially more favorable than the Merger to the shareholders of DSNC (a "Superior Proposal"), provided that, prior to furnishing such information to, or entering into discussions or negotiations with, such person, entity or group, DSNC provides written notice to Alydaar to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person, entity or group, and keeps Alydaar informed of the status of any such discussions or negotiations. In the event DSNC receives a Superior Proposal, nothing contained in this Agreement (but subject to the terms of this paragraph (b)) will prevent the Board of Directors of DSNC from recommending such Superior Proposal to DSNC's shareholders, if the Board determines, in good faith, after consultation with outside legal counsel, that such action is required by its fiduciary duties; in such case, the Board of Directors of DSNC may withdraw, modify or refrain from making its recommendations set forth in Section 5.1(b), and, to the extent it does so, DSNC may refrain from soliciting proxies and taking such other action necessary to secure the affirmative vote of its shareholders as may be required by Section 5.2; provided that (to the extent permissible under applicable law governing the Board's fiduciary duties) DSNC shall remain obligated under Section 5.2 to convene the DSNC Shareholder Meeting and shall have the vote on the Merger considered by the shareholders of DSNC prior to the vote (if any) on the Superior Proposal; and provided, further, that (to the extent permissible under applicable law governing the Board's fiduciary duties) DSNC shall not recommend to its shareholders a Superior Proposal for a period of not less than 48 hours after Alydaar's receipt of a copy of such Superior Proposal (or a description of the significant terms and conditions thereof, if not in writing) and the identity of the third party. Notwithstanding anything elsewhere contained in Section 5.4(a) or elsewhere in this Agreement, DSNC may, if its Board of Directors determines, in good faith, after consultation with outside legal counsel that the Board's fiduciary duties to shareholders under applicable law require it to do so, enter into an agreement or understanding relating to a Superior Proposal; provided, that (i) (to the extent permissible under applicable law governing the Board's fiduciary duties) such agreement or understanding provides that the Merger shall be considered by the shareholders of DSNC prior to the Superior Proposal and (ii) if the Merger is approved by the shareholders of DSNC, neither DSNC nor Alydaar shall be required to pay a fee or otherwise incur any liability arising out of the agreement or understanding relating to the Superior Proposal, including, without limitation, as a result of the Superior Proposal not being approved. The performance of such agreement or understanding relating to the Superior Proposal to the extent necessary to facilitate the due consideration of such Superior Proposal at the meeting of the shareholders of DSNC after the Merger shall not constitute a breach of this Agreement.

                  (c) Notwithstanding anything to the contrary herein, DSNC will not provide any non-public information to a third party unless: (x) DSNC provides such non-public information pursuant to a nondisclosure agreement with terms regarding the protection of oral or written confidential information at least as restrictive as such terms in the Confidentiality Agreement; and (y) such non-public information has been previously provided to Alydaar.

         5.5 Public Disclosure. (a) DSNC and Alydaar will consult and mutually agree with each other before issuing any press release or otherwise making any public statement with respect to the Merger or this Agreement and will not issue any such press release or make any such public statement prior to such consultation and agreement, except as may be required by law or any listing agreement with a national securities exchange or the Nasdaq Stock Market.

                  (b) DSNC will notify Alydaar before issuing any press release or otherwise making any public statement with respect to an Acquisition Proposal.

         5.6 Legal Requirements. Each of DSNC, Merger Sub and Alydaar will take all reasonable actions necessary or desirable to comply promptly with all legal requirements which may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement (including furnishing all information required in connection with approvals by or filings with any Governmental Entity, and prompt resolution of any litigation prompted hereby) and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such filings with or investigations by any Governmental Entity, and any other such requirements imposed upon any of them or their respective subsidiaries in connection with the consummation of the transactions contemplated by this Agreement. Alydaar will use its commercially reasonable efforts to take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of Alydaar Common Stock pursuant hereto. DSNC will use its commercially reasonable efforts to assist Alydaar as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of Alydaar Common Stock pursuant hereto.

         5.7 Third Party Consents. As soon as practicable following the date hereof, DSNC and Alydaar will each use its commercially reasonable efforts to obtain all consents, waivers and approvals under any of its or its subsidiaries' agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby. Without limiting the generality of the foregoing, DSNC shall, within twenty days of the date hereof, provide a complete and accurate list of, and subsequent to such twenty day period shall use its reasonable best efforts to obtain, all consents, waivers and approvals relating to any change of control provisions contained in the DSNC Contracts.

         5.8 Notification of Certain Matters; Financial Statements. DSNC and Merger Sub will give prompt notice to Alydaar, and Alydaar will give prompt notice to DSNC, after obtaining knowledge of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be reasonably likely to cause (a) any representation or warranty contained in this Agreement and made by it to be untrue or inaccurate at any time from the date of this Agreement to the Effective Time such that the conditions set forth in Section 6.2(a) or 6.3(a), as the case may be, would not be satisfied as a result thereof, (b) any Material Adverse Effect on DSNC or Alydaar or (c) any failure of DSNC and Merger Sub or Alydaar, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement such that the condition set forth in
Section 6.2(b) or 6.3(b), as the case may be, would not be satisfied as a result thereof. To ensure compliance with this Section 5.8, DSNC shall deliver to Alydaar as soon as practicable but in any event within thirty days after the end of each monthly accounting period beginning with the month ended November 30, 1998 and ending with the monthly accounting period occurring before the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, an unaudited balance sheet, statement of operations and statement of cash flows for DSNC, which financial statements shall be prepared in the ordinary course of business, in accordance with DSNC's books and records and generally accepted accounting principles and shall fairly present the financial position of DSNC as of their respective dates and the results of DSNC's operations for the periods then ended. DSNC also shall furnish to Alydaar, prior to the Closing Date, audited financial statements for the year ending December 31, 1998. Notwithstanding the above, the delivery of any notice pursuant to this Section
5.8 will not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

         5.9 Reasonable Best Efforts and Further Assurances. Subject to the respective rights and obligations of DSNC and Alydaar under this Agreement, each of the parties to this Agreement will use its reasonable best efforts to effectuate the Merger and other transactions contemplated hereby, to fulfill and cause to be fulfilled the conditions to closing under this Agreement and to effect the Closing as soon as practicable; provided that neither DSNC nor Alydaar nor any subsidiary or affiliate thereof will be required to agree to any divestiture by itself or any of its affiliates of shares of capital stock or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock. Subject to the first sentence of this Section 5.9, each party hereto, at the reasonable request of another party hereto, will execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the transactions contemplated hereby, including but not limited to actions to be taken at and after the Effective Time.

         5.10     Intentionally reserved.

         5.11 Schedules. Notwithstanding anything to the contrary contained in this Agreement, information disclosed in a Schedule to this Agreement shall be deemed to be disclosed in all other Schedules, provided that such information shall be disclosed with sufficient specificity such that the applicability of such information to such other Schedules shall be apparent.

         5.12 NMS Listing. Alydaar agrees to authorize for listing on the Nasdaq National Market, prior to the Effective Time, the shares of Alydaar Common Stock issuable, and those required to be reserved for issuance, in connection with the Merger, upon official notice of issuance.

         5.13 DSNC Affiliate Agreement. Set forth on Schedule 5.13 is a list of those persons who may be deemed to be, in DSNC's reasonable judgment, affiliates of DSNC within the meaning of Rule 145 promulgated under the Securities Act (each a "DSNC Affiliate"). DSNC will provide Alydaar with such information and documents as Alydaar reasonably requests for purposes of reviewing such list. DSNC will use its reasonable best efforts to deliver or cause to be delivered to Alydaar, as promptly as practicable on or following the date hereof (and in any event no later than the date 30 days prior to the Effective
Time), from each DSNC Affiliate an executed affiliate agreement in substantially the form attached hereto as Exhibit C (the "DSNC Affiliate Agreement"), each of which will be in full force and effect as of the Effective Time. Alydaar will be entitled to place appropriate legends on the certificates evidencing any Alydaar Common Stock to be received by a DSNC Affiliate pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Alydaar Common Stock, consistent with the terms of the DSNC Affiliate Agreement.

         5.14 Tax-Free Merger. No party shall take any action either prior to or after the Effective Time that could reasonably be expected to cause the Merger to fail to qualify as a "reorganization" under Section 368(a) of the Code.

         5.15 Pooling Covenant. Prior to the earlier of termination of this Agreement and the Effective Time, Alydaar will not take any action, and Alydaar will not permit any of its affiliates to take any action, that would be reasonably likely to interfere with Alydaar's ability to account for the Merger as a pooling of interests. In addition, Alydaar will use its reasonable best efforts to deliver or cause to be delivered to DSNC, on or as promptly as practicable following the date hereof (and in any event no later than the date 30 days prior to the Effective Time), from each person who may be deemed to be an "affiliate" of Alydaar within the meaning of Rule 145 promulgated under the Securities Act, an agreement (which will be in full force and effect as of the Effective Time) requiring such person to refrain from taking any action that would be reasonably likely to interfere with Alydaar's ability to account for the Merger as a pooling of interests.

         5.16 Employee Matters. Promptly following the Merger, as determined by Alydaar in its sole discretion, employees of DSNC will (a) continue under the current employee benefit plans of DSNC, or (b) become subject to Alydaar standard employee benefit plans on an equivalent basis with other similarly situated employees of Alydaar and will receive full credit pursuant to such plans for years of service at DSNC.

         5.17 Director and Officer Liability. For six years after the Effective Time, Alydaar will cause the Surviving Corporation to indemnify and hold harmless the present and former officers and directors of DSNC in respect of acts or omissions occurring prior to the Effective Time to the extent provided under DSNC's Articles of Incorporation and Bylaws in effect on the date hereof; provided that such indemnification shall (i) be subject to any limitations imposed from time to time under applicable law that pursuant to such law are applicable to such indemnification, and (ii) continue beyond such six year period with respect to claims filed prior to, and unresolved at, the end of such period. For six years after the Effective Time, Alydaar will cause the Surviving Corporation to provide officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such person currently covered by DSNC's officers' and directors' liability insurance policy on terms with respect to coverage no less favorable than those of such policy in effect on the date hereof with a policy coverage amount of $1 million; provided that Alydaar may substitute therefor policies of at least the same coverage containing terms that are no less favorable to the extent such liability insurance can be maintained at an aggregate cost to Alydaar not greater than $255,000 in total premiums for such officers' and directors' liability insurance over the course of such six year period; provided, further, that if such insurance cannot be so maintained or obtained at such cost, Alydaar shall maintain or obtain as much of such insurance for each such person as can be so maintained or obtained at an aggregate cost of $255,000 in total premiums for such officers' and directors' liability insurance over the course of such six year period. Any counsel retained in connection with the provisions of this Section 5.17 shall be chosen by Alydaar, which counsel shall be reasonably satisfactory to the indemnitees and only one law firm shall be retained with respect to any single action unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more indemnitees. Alydaar will cause the Surviving Corporation to pay the reasonable fees and expenses of such counsel. Neither Alydaar nor the Surviving Corporation will be liable for any settlement effected without its written consent (which consent will not be unreasonable withheld).

                                   ARTICLE VI

                            CONDITIONS OF THE MERGER

         6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

                  (a) Shareholder Approval. This Agreement shall have been approved and adopted, and the Merger shall have been duly approved, by the requisite vote under applicable law, by the shareholders of DSNC.

                  (b) Registration Statement Effective; DSNC Proxy Statement. The SEC shall have declared the Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the DSNC Proxy Statement, shall have been initiated or threatened in writing by the SEC.

                  (c) No Order; Approvals. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger. All consents, approvals, orders or other actions by or in respect of or filings with any Governmental Entity required to permit the consummation of the Merger and the transactions contemplated hereby shall have been obtained, provided that any of the foregoing relating to the SEC or the State of Michigan shall have been obtained without conditions or limitations which are unacceptable to Alydaar in the exercise of its reasonable business judgment.

                  (d) Tax Opinions. DSNC and Alydaar shall each have received written opinions from their respective counsel, Bodman, Longley & Dahling LLP, and McGuire, Woods, Battle & Boothe LLP, in form and substance reasonably satisfactory to them, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and such opinions shall not have been withdrawn; provided, however, that if the counsel to either DSNC or Alydaar does not render such opinion, this condition shall nonetheless be deemed to be satisfied with respect to such party if counsel to the other party renders such opinion to such party. The parties to this Agreement agree to make reasonable representations as requested by such counsel for the purpose of rendering such opinions.

                  (e) Nasdaq Listing. The shares of Alydaar Common Stock issuable to shareholders of DSNC pursuant to this Agreement and such other shares required to be reserved for issuance in connection with the Merger shall have been authorized for listing on the Nasdaq National Market subject to official notice of issuance.

                  (f) Opinion of Accountants. DSNC shall have received from Grant Thornton LLP, independent auditors for DSNC, a letter dated within two business days prior to the Effective Time (which may contain customary qualifications and assumptions), to the effect that Grant Thornton LLP concurs with DSNC's management conclusion that no conditions exist related to DSNC that would preclude Alydaar from accounting for the Merger as a pooling of interests; and DSNC shall have received from Holtz, Rubenstein and Co., LLP, the independent auditors for Alydaar, a copy of a letter addressed to Alydaar dated the Closing Date, in substance reasonably satisfactory to DSNC (and which may contain customary qualifications and assumptions and which may be based in part on the letter referred to above from Grant Thornton LLP to DSNC) to the effect that Holtz, Rubenstein and Co., LLP concurs with Alydaar's management conclusions that as of that date, no conditions exist that would preclude Alydaar from accounting for the Merger as a pooling of interests.

                  (g) Third Party Consents. DSNC shall have obtained such consents and approvals as are required pursuant to the Foothill Capital Corp. Loan Security Agreement; provided that no party shall have the right to assert any such failure to obtain such consents and approvals as a condition to close if any act or failure to act by such party caused the failure of such condition.

         6.2 Additional Conditions to Obligations of DSNC. The obligation of DSNC to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by DSNC:

                  (a) Representations and Warranties. The representations and warranties of Alydaar and Merger Sub contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement (except that representations and warranties qualified by materiality or Material Adverse Effect shall be true and correct in all respects). In addition, the representations and warranties of Alydaar and Merger Sub contained in this Agreement shall be true and correct in all material respects on and as of the Effective Time except for changes specifically contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date, which shall remain true and correct in all material respects (except that representations and warranties qualified by materiality or Material Adverse Effect shall be true and correct in all respects) as of such particular date, with the same force and effect as if made on and as of the Effective Time. DSNC shall have received a certificate with respect to the foregoing signed on behalf of Alydaar by the Chief Executive Officer and the Chief Financial Officer of Alydaar;

                  (b) Agreements and Covenants. Alydaar and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, and DSNC shall have received a certificate to such effect signed on behalf of Alydaar by the Chief Executive Officer and the Chief Financial Officer of Alydaar;

                  (c) Material Adverse Effect. No Material Adverse Effect with respect to Alydaar shall have occurred since the date of this Agreement; and

                  (d) Legal Opinion. DSNC shall have received a legal opinion from McGuire, Woods, Battle & Boothe LLP in the form attached hereto as Exhibit D.

         6.3 Additional Conditions to the Obligations of Alydaar and Merger Sub. The obligations of Alydaar and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by Alydaar:

                  (a) Representations and Warranties. The representations and warranties of DSNC contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement (except that representations and warranties qualified by materiality or Material Adverse Effect shall be true and correct in all respects). In addition, the representations and warranties of DSNC contained in this Agreement shall be true and correct in all material respects on and as of the Effective Time except for changes specifically contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date, which shall remain true and correct in all material respects (except that representations and warranties qualified by materiality or Material Adverse Effect shall be true and correct in all respects) as of such particular date, with the same force and effect as if made on and as of the Effective Time. Alydaar shall have received a certificate with respect to the foregoing signed on behalf of DSNC by the President and the Chief Financial Officer of DSNC;

                  (b) Agreements and Covenants. DSNC shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and Alydaar shall have received a certificate to such effect signed on behalf of DSNC by the President and the Chief Financial Officer of DSNC;

                  (c) Material Adverse Effect. No Material Adverse Effect with respect to DSNC shall have occurred since the date of this Agreement;

                  (d) Legal Opinion. Alydaar shall have received a legal opinion from Bodman, Longley & Dahling LLP, or such other counsel to DSNC as shall be reasonably acceptable to Alydaar and its counsel, in the form attached hereto as Exhibit E;

                  (e) Injunctions or Restraints on Conduct of Business. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or the legal, contractual or regulatory restraint limiting or restricting Alydaar conduct or operation of its business or the business or DSNC, following the Merger, shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other Governmental Entity, domestic or foreign, seeking the foregoing be pending;

                  (f) Settlement of All Shareholder Lawsuits. All outstanding or pending lawsuits brought by shareholders in which any of DSNC or any of its affiliates, officers and/or directors are named as defendants, including, without limitation, In Re: DSNC Systems Network Corporation Securities Litigation, shall have been settled and approved and such settlement and approval shall be final and nonappealable, substantially in the form approved prior to the date hereof by the Board of Directors of DSNC, by the applicable courts or authority and releases in favor of DSNC shall have been executed and delivered by the plaintiffs in such lawsuits; provided that in each case such settlement, approval and release shall have been obtained on terms acceptable to Alydaar in its reasonable discretion, including without limitation with respect to the form and source of consideration to be paid by DSNC in any such settlement. Any such settlement involving the issuance of additional shares of capital stock or related rights by DSNC shall have a corresponding offset on the Exchange Ratio as contemplated in Section 1.6(a);

                  (g) Financial Statements. The audited financial statements of DSNC for the year ending December 31, 1998 shall be acceptable to Alydaar in all material respects in its reasonable judgment; and

                  (h) Consents; Approvals or Waivers. DSNC shall have obtained consents, approvals or waivers of any change of control provision in DSNC Contracts that are material, either individually or in the aggregate.

                                   ARTICLE VII

                        TERMINATION, AMENDMENT AND WAIVER

         7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time of the Merger, whether before or after approval of the Merger by the shareholders of DSNC:

                  (a) by mutual written consent duly authorized by the Boards of Directors of Alydaar and DSNC;

                  (b) by either Alydaar or DSNC, if the Merger shall not have been consummated by July 31, 1999 for any reason; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement; provided that in any event this Agreement shall be automatically terminated on September 30, 1999 in the event that the Merger shall not have been consummated by such date.

                  (c) by either Alydaar or DSNC, if a Governmental Entity shall have issued an order, decree or ruling or taken any other action, or there shall be any law or regulation, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree or ruling is final and nonappealable;

                  (d) by either Alydaar or DSNC, if the required approval of the shareholders of DSNC contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote upon a vote taken at a meeting of shareholders duly convened therefor or at any adjournment thereof;

                  (e) by Alydaar, if at any time prior to the approval of the Merger by the shareholders of DSNC, the Board of Directors of DSNC:

                           (i) withdraws its recommendation of this Agreement or
                  the Merger,

                  or

                           (ii) accepts, publicly endorses, recommends or
                  executes a letter of intent or similar document with respect to a Superior Proposal or resolves to do any of the foregoing;

                  (f)      by Alydaar, if any of the following shall occur:

                           (i) DSNC shall have failed to include in the DSNC
                  Proxy Statement the unanimous recommendation of the Board of Directors of DSNC in favor of approval and adoption of this Agreement and the Merger, or the Board of Directors of DSNC shall have amended or modified in a manner adverse to Alydaar such Board of Directors' unanimous recommendation in favor of the Merger or approval or adoption of this Agreement;

                           (ii) the Board of Directors of DSNC shall have
                  approved, publicly endorsed, recommended or executed a letter of intent or similar document with respect to any Acquisition Proposal other than the Merger;

                           (iii) a tender or exchange offer relating to
                  securities of DSNC shall have been commenced and DSNC shall not have sent to its security holders, within 10 business days after the commencement of such tender or exchange offer, a statement that DSNC recommends rejection of such tender or exchange offer;

                           (iv) an Acquisition Proposal (other than a tender or
                  exchange offer relating to the securities of DSNC) is publicly announced, and, upon Alydaar's request, DSNC fails to issue a press release announcing its opposition to such Acquisition Proposal within ten business days after such request; or

                  (g) by DSNC, upon a breach of any representation, warranty, covenant or agreement on the part of Alydaar set forth in this Agreement, or if any such representation or warranty of Alydaar shall have become inaccurate, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b), as the case may be, would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided, however, that if such inaccuracy in Alydaar's representations and warranties or breach by Alydaar is curable by Alydaar through the exercise of its commercially reasonable efforts, then DSNC may not terminate this Agreement under this Section 7.1(g) for so long as Alydaar is exercising commercially reasonable efforts to cure such inaccuracy or breach, not to exceed 60 days from the time of written notice to Alydaar from DSNC of its intent to terminate pursuant to this
         Section 7.1(g); and, provided, further, that DSNC may not terminate this Agreement pursuant to this Section 7.1(g) if it shall have breached this Agreement;

                  (h) by Alydaar, upon a breach of any representation, warranty, covenant or agreement on the part of DSNC set forth in this Agreement, or if any such representation or warranty of DSNC shall have become inaccurate, in either case such that the conditions set forth in
         Section 6.3(a) or Section 6.3(b), as the case may be, would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided, however, that if such inaccuracy in DSNC's representations and warranties or breach by DSNC is curable by DSNC through the exercise of its commercially reasonable efforts, then Alydaar may not terminate this Agreement under this Section 7.1(h) for so long as DSNC is exercising commercially reasonable efforts to cure such inaccuracy or breach, not to exceed 60 days from the time of written notice to DSNC from Alydaar of its intent to terminate pursuant to this Section 7.1(h); and, provided, further, that Alydaar may not terminate this Agreement pursuant to this Section 7.1(h) if it shall have breached this Agreement;

                  (i) by either Alydaar or DSNC, in the event of a tender or an exchange offer relating to the securities of DSNC which is accepted by more than fifty percent (50%) of the outstanding shares of DSNC Common Stock;

                  (j) by DSNC, relying on the written opinion of outside legal counsel that the Board is required to terminate the Agreement pursuant to its fiduciary duties to the shareholders under applicable law.

         7.2 Notice of Termination; Effect of Termination. Subject to the cure periods set forth in Sections 7.1(g) and (h), any termination of this Agreement under Section 7.1 above will be effective immediately upon the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in
Section 7.1, this Agreement shall be of no further force or effect, except (i) as set forth in this Section 7.2, Section 7.3 and Article 8 (miscellaneous), each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

         7.3      Fees and Expenses.

                  (a) General. Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated; provided, however, that Alydaar and DSNC shall share equally all fees and expenses, other than attorneys' and accountants fees and expenses, incurred in relation to the printing and filing of the DSNC Proxy Statement (including any preliminary materials related thereto) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto.

                  (b) DSNC Payments. If this Agreement is terminated by Alydaar or DSNC pursuant to Section 7.1(d) or Section 7.1(i), or by DSNC pursuant to Section 7.1(j), or by Alydaar pursuant to Section 7.1(e) or 7.1(f), then DSNC shall pay to Alydaar, in cash, a non-refundable fee in the amount of $2,000,000 (the "Termination Fee"); provided that no Termination Fee shall be payable by DSNC, in the absence of a proposal that either constitutes, or may reasonably be expected to lead to, an Acquisition Proposal, in the event of termination pursuant to (A)
         Section 7.1(d), (B) Section 7.1(e)(i) or Section 7.1(f)(i), provided in each case that the Board of Directors of DSNC is required to do so, acting in good faith after consultation with outside legal counsel, pursuant to its fiduciary duties under applicable law, or (C) Section 7.1(j). In the case of termination of this Agreement by DSNC pursuant to Section 7.1(d) where an Acquisition Proposal has been made by any person or entity other than Alydaar prior to such termination, and within six months of such termination a transaction is consummated or a definitive agreement or agreement in principal is entered into which relates to such Acquisition Proposal, DSNC shall pay the Termination Fee concurrently with any such consummation or the entering into of any such agreement; or 7.1(i), the Termination Fee payable pursuant to the preceding sentence shall be paid by DSNC prior to or contemporaneous with notice of such termination being provided to Alydaar and as a condition to DSNC's right to terminate under such provisions, and in the case of termination of this Agreement by Alydaar pursuant to
         Section 7.1(e), Section 7.1(f) or Section 7.1(j), the Termination Fee payable pursuant to the preceding sentence shall be paid by DSNC within three business days after such notice of such termination.

                  (c) No termination of this Agreement pursuant to Section 7.1(g) or 7.1(h) shall prejudice the ability of a non-breaching party from seeking damages from any other party for any breach of this Agreement, including, without limitation, attorneys' fees and the right to pursue any remedy at law or in equity.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

         8.1 Non-Survival of Representations and Warranties. The representations and warranties of Alydaar, DSNC and Merger Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants and agreements that by their terms survive the Effective Time shall survive the Effective Time.

         8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

         (a)      if to Alydaar or Merger Sub, to:
                  2101 Rexford Road
                  Suite 250 West
                  Charlotte, NC  28211

                  Telephone:  (704) 365-2324, ext. 2022
                  Facsimile:  (704) 365-5175
                  Attention:  Dain Dulaney, General Counsel

                  with a copy to:

                  McGuire, Woods, Battle & Boothe LLP
                  100 North Tryon Street
                  Suite 2900
                  Charlotte, NC  28202-4011
                  Attention:  B. Andrew Pickens, Jr.
                  Telephone:  (704) 338-4751
                  Facsimile:  (704) 347-3838

         (b)      if to DSNC, to:

                  34705 W. 12 Mile Road
                  Suite 300
                  Farmington Hills, MI  48331
                  Attention:  Michael W. Grieves
                  Telephone:  (248) 489-7117
                  Facsimile:  (248) 489-1007
                  with a copy to:

                  Bodman, Longley & Dahling LLP
                  100 Renaissance Center
                  34th Floor
                  Detroit, MI  48243
                  Attention:  Robert J. Diehl, Jr.
                  Telephone:  (313) 393-7597
                  Facsimile:  (313) 393-7579

         8.3      Interpretation; Knowledge.

                  (a) When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                  (b) For purposes of this Agreement (a) as it relates to Alydaar, the term "knowledge" means, with respect to any matter in question, that any of the Chief Executive Officer, Chief Financial Officer or General Counsel of Alydaar, has actual knowledge of such matter and (b) as it relates to DSNC, the term "knowledge" means, with respect to any matter in question, that either of the Chief Executive Officer or the Chief Financial Officer of DSNC has actual knowledge of, or reasonably should have known of, such matter.

         8.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

         8.5 Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including all Schedules (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement; and (b) are not intended to confer upon any other person any rights or remedies hereunder, except as specifically provided in Section 5.17.

         8.6 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

         8.7 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

         8.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles of conflicts of laws.

         8.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

         8.10 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         8.11 Waiver of Jury Trial. EACH OF ALYDAAR, DSNC AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ALYDAAR, DSNC OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

                                                ALYDAAR SOFTWARE CORPORATION

                                                By: ____________________________

                                                ALYDAAR ACQUISITION CORP.

                                                By: ____________________________

                                                DATA SYSTEMS NETWORK CORPORATION

                                                By: ____________________________